Exhibit 10.18

CONFIDENTIAL

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii) is the type of information that the registrant treats as private or confidential. Double asterisks denote omissions.

COLLABORATION AND COMMERCIAL
LICENSE AGREEMENT
between
MERSANA THERAPEUTICS, INC.
and
ARES TRADING S.A.

i

ii

iii

Exhibit 10.18
CONFIDENTIAL

COLLABORATION AND COMMERCIAL LICENSE AGREEMENT
This Collaboration and Commercial License Agreement, effective as of December 22, 2022 (“Effective Date”), is by and between Mersana Therapeutics, Inc., a Delaware corporation, having its principal place of business at 840 Memorial Drive Cambridge, MA 02139 (“Mersana”), Ares Trading S.A. (a wholly-owned subsidiary of Merck KGaA, Darmstadt, Germany, a corporation with General Partners and having its principal place of business in Frankfurter Straße 250, 64293 Darmstadt, Germany (“MRKDG”)), having its principal place of business at Rue de l’Ouriette 151, Zone industrielle de l’Ouriettez, CH-1170 Aubonne, Switzerland (“ATSA”). Mersana and ATSA may be referred to in this Agreement individually as a “Party” or collectively as the “Parties”.
BACKGROUND
WHEREAS, Mersana Controls certain intellectual property rights relating to Antibody-drug conjugates;
WHEREAS, ATSA is engaged in the Development and Commercialization of pharmaceutical products;
WHEREAS, Mersana and ATSA desire to establish a cooperative relationship in order to Develop and Commercialize new Antibody-drug conjugates as pharmaceutical drug products; and
WHEREAS, ATSA desires to license from Mersana and Mersana wishes to license to ATSA, on an exclusive basis, the right to Develop and Commercialize Antibody-drug conjugates as pharmaceutical drug products as set forth herein.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE 1

DEFINITIONS AND INTERPRETATION.
Section 1.1.    Definitions. For the purposes of this Agreement the following words and phrases will have the following meanings:
1.1.1.    “Accounting Standards” means, with respect to each Party, the IFRS (International Financial Reporting Standards), or the US GAAP (Generally Accepted Accounting Principles) as generally and consistently applied throughout such Party’s organization.
1.1.2.    “ADC” means any Antibody-drug conjugate containing an ATSA Antibody Directed to a Designated Target that is conjugated, using Mersana’s Technology, to Mersana’s proprietary STING Agonist, which ADC is created under a Research Program under this Agreement.
1.1.3.    “Affiliate” of a Party means a corporation or other business entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Party. As used in this Section 1.1.3, the term “control” means the direct or indirect ownership of fifty percent (50%) or more of the stock having the right to vote for directors thereof or the ability to otherwise control the management thereof.

1.1.4.    “Agreement” means this Collaboration and Commercial License Agreement, together with all schedules, amendments and supplements hereto.
1.1.5.    “Antibody” means [**].
1.1.6.    “Antigen” means [**].
1.1.7.    “Applicable Laws” means a law or statute, any rule or regulation issued by a Governmental Authority or Regulatory Authority and any judicial, governmental, or administrative order, judgment, decree, or ruling, in each case as applicable to the subject matter and the parties at issue and having a binding effect on it and them.
1.1.8.    “ATSA” is defined in the introduction to this Agreement.
1.1.9.    “ATSA Antibody” means an Antibody Controlled by ATSA that is Directed to a Designated Target, and that is provided by or on behalf of ATSA to Mersana for inclusion in an ADC under a Research Program. [**].
1.1.10.    “ATSA Antibody Conditions” means the [**].
1.1.11.    “ATSA Background IP” means all Background IP Controlled by ATSA relating to the ATSA Technology.
1.1.12.    “ATSA Foreground IP” means all Foreground IP that is (a) an improvement to, or related to, ATSA Background IP or (b) solely relating to any ADC (including the Licensed ADCs) and Licensed Products arising under this Agreement, including without limitation all ATSA ADC Patents and ATSA Product Patents.
1.1.13.    “ATSA ADC Patent(s)” means all Patent Rights in the Foreground IP solely related to the composition of matter of the Licensed ADC(s), excluding any Patent Rights in the Mersana Foreground IP.
1.1.14.    “ATSA Product Patent(s)” means all Patent Rights in the Foreground IP solely related to the Licensed Product(s), excluding the ATSA ADC Patents and any Patent Rights in the Mersana Foreground IP.
1.1.15.    “ATSA Know-How” means Know-How relating to ATSA Technology, that is Controlled by ATSA or any Affiliate of ATSA as of the Effective Date or at any time [**].
1.1.16.    “ATSA Patents” means all Patent Rights in ATSA Background IP or ATSA Foreground IP [**].
1.1.17.    “ATSA Regulatory Documentation” means Regulatory Documentation owned or Controlled by ATSA or any of its Affiliates on or after the Effective Date relating to a Licensed ADC or a Licensed Product.
1.1.18.    “ATSA Technology” means ATSA’s proprietary technology relating to Antibodies, including but not limited to their screening, identification, development, manufacturing, formulation, combination and use, but excluding any Mersana Technology.

1.1.19.    “ATSA IP” means ATSA Foreground IP and ATSA Background IP. [**].
1.1.20.    “Available” is defined in Section 2.7.2(a).
1.1.21.    “Background IP” means any IP that (a) is owned, Controlled, acquired or developed by either Party or any of its Affiliates either (i) prior to or on the Effective Date of the Agreement or (ii) after the Effective Date but outside of activities conducted under this Agreement (including, for clarity, IP Controlled through any Future Mersana In-License or Future ATSA In-License or IP related to Future ATSA Antibodies) and (b) is reasonably necessary or useful to Research, have Researched, Develop, have Developed, make, have made, manufacture, have manufactured, use, promote, sell, offer for sale, distribute or Commercialize the Licensed ADCs or Licensed Products.
1.1.22.    “Bankruptcy Code” is defined in Section 12.6.
1.1.23.    “BLA” is defined in the definition of Regulatory Approval.
1.1.24.    “Breaching Party” is defined in Section 12.3.
1.1.25.    “Business Day” means a day on which national banks located in the Commonwealth of Massachusetts and Aubonne, Switzerland are open for commercial banking business other than a Saturday or Sunday.
1.1.26.    “Calendar Quarter” means a three (3) month period beginning on January 1, April 1, July 1 or October 1 of any Calendar Year, except that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.
1.1.27.    “Calendar Year” means, (a) for the first Calendar Year, the period commencing on the Effective Date and ending on December 31 of the year during which the Effective Date occurs, (b) for the last Calendar Year, the period commencing on January 1 of the last year of the Term, and ending on the last day of the Term, and (c) each interim period of twelve (12) months commencing on January 1 and ending on December 31.
1.1.28.    “Change in Control” means, with respect to a Party, (a) a merger or consolidation in which (i) such Party is a constituent party, or (ii) a subsidiary of such Party is a constituent party, and such entity in clause (i) or (ii) issues shares of its capital stock pursuant to such merger or consolidation, except in the case of either clause (i) or (ii) any such merger or consolidation involving such Party or a subsidiary of such Party in which the shares of capital stock of such entity outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or are exchanged for shares of capital stock which represent, immediately following such merger or consolidation more than fifty percent (50%) by voting power of the capital stock of (A) the surviving or resulting corporation or (B) the parent corporation of such surviving or resulting corporation, in the case that the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation; (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by such Party or a subsidiary of such Party of all or substantially all of the assets of such Party or such subsidiary of such Party taken as a whole (except where such sale, lease, transfer, exclusive license or other disposition is only to a wholly owned subsidiary of such Party or a subsidiary of such Party); or (c) any “person” or

“group,” as such terms are defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the “Exchange Act”) in a single transaction or series of related transactions, becomes the beneficial owner as defined under the Exchange Act, directly or indirectly, whether by purchase or acquisition or agreement to act in concert or otherwise, of fifty percent (50%) or more by voting power of the then-outstanding capital stock or other equity interests of such Party or a subsidiary of such Party, other than pursuant to a bona fide financing.
1.1.29.    “Claim” is defined in Section 13.1.1.
1.1.30.    “Clinical Supply Agreement” is defined in Section 5.3.3.
1.1.31.    “Clinical Trial” means a clinical trial in human subjects that has been approved by a Regulatory Authority and an Institutional Review Board or Ethics Committee, and is designed to measure the safety and/or efficacy of a Licensed Product. Clinical Trials shall include Phase I Clinical Trials, Phase II Clinical Trials and Phase III Clinical Trials.
1.1.32.    “CMC” means chemistry, manufacturing and controls.
1.1.33.    “CMC Budget” is defined in Section 2.3.1.
1.1.34.    “CMC Costs” means the (a) Out-of-Pocket Expenses, [**] and (b) FTE Costs, in each case ((a) and (b)), accrued or incurred by Mersana and its Affiliates in line with Mersana’s Accounting Standards in conducting the CMC Development and Manufacturing activities (including the supply of ADCs under the CMC Plan) under this Agreement.
1.1.35.    “CMC Development” means test method development and stability testing, process development, product characterization, method validation, process validation, process scale-up, formulation development, delivery system development, quality assurance and quality control development, technology transfer to a Third Party (other than to ATSA or any of its CMOs) and other related activities directed to establishing Manufacturing of a drug or biological product.
1.1.36.    “CMC Plan” means, with respect to any Research Program, the written plan for CMC Development and Manufacturing activities in connection with such Research Program, as further described in Section 2.3.
1.1.37.    “CMC Term” means, with respect to a Research Program, the period beginning on the approval of the CMC Plan by the JMC for such Research Program until the earlier of (a) the commencement of Manufacturing of Licensed Product supply by ATSA for the first Pivotal Clinical Trial for the first Licensed Product under such Research Program, or (b) the mutual agreement by the Parties to terminate the CMC Term for such Research Program.
1.1.38.    “CMO” means a Third Party contract manufacturing organization.
1.1.39.    “[**]” means [**].
1.1.40.     “[**]” means [**].
1.1.41.     “[**]” means [**].

1.1.42.    “Combination Product” means a product that consists of a Licensed ADC and other pharmaceutical active compounds or active ingredients sold as a single formulation.
1.1.43.    “Commercialize” or “Commercializing” means to (a) market, promote, distribute, offer for sale, sell, have sold, import, have imported, export, have exported or otherwise commercialize a compound or product, (b) conduct activities, other than Research, Development and Manufacturing, in preparation for the foregoing activities, including obtaining Pricing Approval or (c) conduct post-Regulatory Approval studies (including Clinical Trials). When used as a noun, “Commercialization” means activities involved in Commercializing.
1.1.44.    “Commercially Reasonable Efforts” means: (a) with respect to the efforts to be expended by a Party with respect to any objective, [**].
1.1.45.    “Compulsory License” means a compulsory license obtained by a Third Party through the order, decree, or grant of a competent Governmental Authority or court, authorizing such Third Party to develop, make, have made, use, sell, offer to sell or import a Licensed Product in any country.
1.1.46.    “Confidential Information” of a Party, means (i) information relating to the business, operations or products of a Party or any of its Affiliates, including any Know-How, that such Party discloses to the other Party under this Agreement, or information of a Party that otherwise becomes known to the other Party by virtue of this Agreement (ii) “Confidential Information” as defined in that certain Confidentiality Agreement dated [**] between Mersana and ATSA[**]; provided, that notwithstanding anything to the contrary, (a) Confidential Information constituting Mersana Know-How or Mersana Regulatory Documentation will be Confidential Information of Mersana (and Mersana will be deemed the disclosing Party and ATSA the receiving Party with respect thereto) and (b) Confidential Information constituting ATSA Know-How or ATSA Regulatory Documentation including ATSA Antibody Confidential Information will be Confidential Information of ATSA (and ATSA will be deemed the disclosing Party and Mersana the receiving Party with respect thereto).
1.1.47.    “Control” means, with respect to any information or intellectual property right, possession, whether directly or indirectly, by a Party or its Affiliates (including, except as described below, a Future Acquirer) of the ability (whether by sole, joint or other ownership interest, license or otherwise, other than pursuant to the grants set forth in this Agreement) to grant the right to access or use, or to grant a license or a sublicense to, such information or intellectual property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party. Notwithstanding the foregoing, any information or intellectual property right Controlled by a Future Acquirer of Mersana will not be treated as “Controlled” by Mersana or its Affiliates for purposes of this Agreement to the extent, but only to the extent, that such intellectual property (a) is Controlled by such Future Acquirer of Mersana prior to the time such Future Acquirer qualifies as such, other than pursuant to a license or other grant of rights (whether directly or indirectly) by Mersana or its Affiliates, or (b) is Controlled by such Future Acquirer subsequent to the time that such Future Acquirer qualifies as such but either (i) was not Controlled by Mersana or any of its existing Affiliates prior to the time such Future Acquirer qualifies as such or (ii) did not come under the Control of such Future Acquirer due to any license or other grant of rights by Mersana or its Affiliates or any reference or access to any ATSA Technology, Mersana Technology or any other Confidential Information of ATSA or Mersana (other than information or intellectual property Controlled by a Future Acquirer that would be excluded by clause (a) or (b)(i) of this Section 1.1.47).

1.1.48.    “Designated Target” means the Primary Target or the Secondary Target, if any.
1.1.49.    “Development” means, with respect to a compound or product, all clinical and non-clinical research and development activities conducted after filing of an IND for such compound or product, including but not limited to toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, Clinical Trials (other than post-Regulatory Approval Clinical Trials), regulatory affairs, pharmacovigilance, Clinical Trial regulatory activities and obtaining and maintaining Regulatory Approval. When used as a verb, “Develop” or “Developing” means to engage in Development.
1.1.50.    “Directed” means, with respect to one or more Antigens, that an Antibody, Antibody-drug conjugate or an ADC is selected, generated or optimized to preferentially bind to such Antigen or Antigens. For clarity (a) for a Designated Target comprised of a single Antigen, an Antibody or Antibody-drug conjugate will not be deemed to be Directed to such Designated Target if it preferentially binds to a combination of two (2) or more Antigens, even if such combination of Antigens includes the Antigen that is the Designated Target, and (b) for a Designated Target comprised of a combination of two (2) or more Antigens, an Antibody or Antibody-drug conjugate will not be deemed to be Directed to such Designated Target if (i) such Antibody or Antibody-drug conjugate preferentially binds to a combination of Antigens that includes all of the Antigens included in the Designated Target as well as one (1) or more additional Antigens, or (ii) such Antibody or Antibody-drug conjugate preferentially binds to one or more Antigens that does not include all of the Antigens included in the Designated Target.
1.1.51.    “[**]” means [**].
1.1.52.    “Drug Master File” means a voluntary submission to the FDA that may be used to provide confidential, detailed information about a Licensed ADC or Licensed Product or any Mersana Technology used to create a Licensed ADC or a Licensed Product, and Manufacturing (including the facilities used therefor) any of the foregoing.
1.1.53.    “Effective Date” is defined in the introduction to this Agreement.
1.1.54.    “Estimated Pre-Payment” is defined in Section 7.2.1(a).
1.1.55.    “European Union” means the economic, scientific and political organization of member states of the European Union as it may be constituted from time to time.
1.1.56.    “Event of Force Majeure” is defined in Section 14.1.
1.1.57.    “Exchange Act” is defined in the definition of Change in Control.
1.1.58.    “Exclusive License” is defined in Section 4.3.
1.1.59.    “Executive Officers” means the [**] of Mersana and the [**] of ATSA, or any other executive vice president or senior executive officer designated by a Party who has the authority to resolve the applicable matter referred to the Executive Officers in accordance with this Agreement.

1.1.60.    “Exploit” means make, have made, import, use, sell or offer for sale, including to Develop, have Developed, Commercialize, have Commercialized, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), have used, export, transport, distribute, promote, market or have sold or otherwise dispose of. “Exploitation” means the act of Exploiting a compound, product or process.
1.1.61.    “Extensions” is defined in Section 9.3.7.
1.1.62.    “FD&C Act” means the United States Federal Food, Drug & Cosmetic Act, as amended, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions and modifications thereto).
1.1.63.    “FDA” means the United States Food and Drug Administration, and any successor agency thereto.
1.1.64.    “Field” means all uses.
1.1.65.    “First Commercial Sale” means, with respect to any Licensed Product and with respect to any country of the Territory, (a) if Regulatory Approval is required by Applicable Laws for a commercial transfer or disposition of such Licensed Product for value in such country, the first commercial transfer or disposition for value of such Licensed Product in such country by ATSA, its Affiliates or Sublicensees to a Third Party following Regulatory Approval of such Licensed Product in such country, or (b) if Regulatory Approval is not required by Applicable Laws for a commercial transfer or disposition of such Licensed Product for value in such country, the first commercial transfer or disposition for value of such Licensed Product in such country by ATSA, its Affiliates or Sublicensees to a Third Party, in each case ((a) and (b)), for use or consumption of such Licensed Product in such country by the general public. [**].
1.1.66.    “Foreground IP” any IP arising during the Term of the Agreement from the activities conducted (i) by either or both Parties, or its or their Affiliates or Third Parties acting on its or their behalf, in each case in the course of conducting its or their activities under this Agreement including under each Research Plan and CMC Plan or (ii) by or on behalf of any Sublicensee in the course of conducting activities under a permitted sublicense hereunder.
1.1.67.    “FTE” means one person (or the equivalent of one person) working full time for a twelve (12) month period in a Research, Development (including CMC Development), Manufacturing, regulatory or other relevant capacity employed or contracted by a Party and assigned to perform specified work, with such commitment of time and effort to constitute one employee performing such work on a full-time basis, which for purposes hereof will be [**] hours per year.
1.1.68.    “FTE Costs” means, with respect to a given period, the actual FTE costs accrued or incurred by Mersana in line with Mersana’s Accounting Standards (i.e., no mark-up) during such period, but not to exceed an effective FTE rate of [**] US Dollars ($[**]) per FTE; provided that such effective FTE rate cap will be adjusted annually, with the first adjustment effective as of January 1, 2025, based on the percentage increase or decrease in the Consumer Price Index (U.S. Bureau of Labor Statistics for all urban consumers, U.S. city average, all items) between the last day of the most recent completed Calendar Year and December 31, 2023.
1.1.69.    “Future Acquirer” means a Third Party to any Change in Control transaction involving Mersana and such Third Party or any of such Third Party’s Affiliates, existing immediately prior to such Change in Control.

1.1.70.    “Future ATSA Antibodies” means all Antibodies which are (a) generated or otherwise obtained by ATSA after the Effective Date that are Directed to a Designated Target and (b) which are provided by or on behalf of ATSA to Mersana for inclusion in an ADC under a Research Program.
1.1.71.    “Future ATSA In-License” means an agreement between ATSA or an Affiliate of ATSA and a Third Party, entered into after the Effective Date (or solely with respect to the Secondary Target, entered into prior to or after the Effective Date), pursuant to which ATSA has, but for the second proviso of this Section 1.1.71, acquired Control of Product Blocking IP that is necessary to Research, Develop, Manufacture, Commercialize or otherwise Exploit a Licensed Product Directed to a Designated Target; [**].
1.1.72.    “Future Mersana In-License” means an agreement between Mersana or an Affiliate of Mersana and a Third Party, entered into after the Effective Date, pursuant to which Mersana has, but for the second proviso of this Section 1.1.72, acquired Control of Platform Blocking IP that is necessary to use the Mersana Technology to Research, Develop, Manufacture, Commercialize or otherwise Exploit a Licensed Product Directed to a Designated Target [**].
1.1.73.    “GAAP” means the then-current generally accepted accounting principles in the United States as established by the Financial Accounting Standard Board or any successor entity or other entity generally recognized as having the right to establish such principles in the United States, in each case consistently applied.
1.1.74.    “Gatekeeper” means [**], or such other Third Party as may be agreed by the Parties in writing from time to time.
1.1.75.    “GLP Toxicology Studies” means, with respect to a Licensed Product, animal studies conducted in accordance with GLP and intended to support an IND for such Licensed Product.
1.1.76.    “Good Clinical Practices” means the then-current standards for good clinical practices for pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidance promulgated thereunder, including the Code of Federal Regulations, as amended from time to time, or under any other Applicable Laws.
1.1.77.    “Good Laboratory Practices” or “GLP” means the then-current standards for good laboratory practices for pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidance promulgated thereunder, including the Code of Federal Regulations, as amended from time to time, or under any other Applicable Laws.
1.1.78.    “Good Manufacturing Practices” means the then-current standards for good manufacturing practices for pharmaceuticals, as set forth in the FD&C Act and applicable regulations and guidance promulgated thereunder, including the Code of Federal Regulations, as amended from time to time, or under any other Applicable Laws.
1.1.79.    “Governmental Authority” means an applicable multi- or supra-national, federal, state, local, municipal or other government authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.1.80.    “IFRS” means the International Financial Reporting Standards, the set of accounting standards and interpretations and the framework in force on the Effective Date and adopted by the European Union as issued by the International Accounting Standards Board (“IASB”) and the International Financial Reporting Interpretations Committee (“IFRIC”), as such accounting standards may be amended from time to time.
1.1.81.    “IND” means (a) in the United States, an Investigational New Drug Application, as defined in the FD&C Act, that is required to be filed with the FDA before conducting a Clinical Trial (including all supplements and amendments that may be filed with respect to the foregoing); and (b) any foreign counterpart of the foregoing, including clinical trial applications.
1.1.82.    “Indemnitee” is defined in Section 13.2.
1.1.83.    “Indemnitor” is defined in Section 13.2.
1.1.84.    “Indication” would mean [**].
1.1.85.    “Initiation of GLP Toxicology Study” would mean the first dosing of a nonhuman primate (or other species appropriate for IND-enabling toxicology studies) with an ADC in a GLP Toxicology Study.
1.1.86.    “Intellectual Property” or “IP” means Patents Rights, Know-How and any other intellectual property rights, including design rights and copyrights, and other similar proprietary rights (whether patentable or not), all rights of whatsoever nature in materials, computer programs, databases and all intangible rights and privileges of a nature similar to any of the foregoing whether or not registered and including all granted registrations, all applications for registrations and rights to apply for any of the foregoing, anywhere in the world.
1.1.87.    “JIPC Matters” is defined in Section 3.4.4(c).
1.1.88.    “JMC Matters” is defined in Section 3.3.4(c).
1.1.89.    “Joint Intellectual Property Committee” or “JIPC” is defined in Section 3.4.1.
1.1.90.    “Joint IP” means all Foreground IP other than Mersana Foreground IP and ATSA Foreground IP.
1.1.91.    “Joint Know-How” means Know-How in the Joint IP.
1.1.92.    “Joint Manufacturing Committee” or “JMC” is defined in Section 3.3.1.
1.1.93.    “Joint Patent” means a Patent Right in the Joint IP.
1.1.94.    “Joint Research Committee” or “JRC” is defined in Section 3.2.1.
1.1.95.    “JRC Matters” is defined in Section 3.2.4(b).
1.1.96.    “Know-How” means any: (i) scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, that is not in the public domain or otherwise publicly known, including discoveries, inventions, trade secrets, devices, databases, practices, protocols, regulatory filings, methods, processes (including manufacturing processes, specification and techniques), techniques, concepts, ideas, specifications, formulations, formulae, data (including pharmacological, biological, chemical, toxicological, clinical and analytical information, quality control, trial and stability data), case reports forms, medical records, data analyses, reports, studies and procedures, designs for experiments and tests and results of experimentation and testing (including results of research or development), summaries and information contained in submissions to and information from ethical committees, or Regulatory Authorities, and manufacturing process and development information, results and data, whether or not patentable, all to the extent not claimed or disclosed in a patent or patent application; and (ii) compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material, including drug substance samples, intermediates of drug substance samples, drug product samples and intermediates of drug product samples. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, or a development relating to the item, is (and remains) not known to the public. “Know-How” includes any rights including copyright, database or design rights protecting such Know-How. “Know-How” excludes information that is generally known.
1.1.97.    “Liability” is defined in Section 13.1.1.
1.1.98.    “Licensed Antibody Drug Conjugate(s)” or “Licensed ADC(s)” means any ADC that is designated as a Licensed ADC pursuant to Section 5.1.1.
1.1.99.    “Licensed Product” means, with respect to a Designated Target, the pharmaceutical product in any form containing the Licensed ADC Directed to such Designated Target as an active ingredient, in any dosage form, formulation or method of delivery. Any pharmaceutical product that meets the above definition of “Licensed Product” and that includes the same Licensed ADC will be deemed to be the same Licensed Product for purposes of this Agreement.
1.1.100.    “Major European Countries” means [**].
1.1.101.    “Manufacture” or “Manufacturing” means to make, have made, produce, manufacture, process, fill, finish, package, label, perform quality assurance testing, release, ship or store a compound or product or any intermediate or component thereof. When used as a noun, “Manufacture” or “Manufacturing” means activities involved in Manufacturing a compound or product or any intermediate or component thereof.
1.1.102.    “Mersana” is defined in the introduction to this Agreement
1.1.103.    “Mersana Background IP” means all Background IP Controlled by Mersana relating to the Mersana Technology. The Patent Rights in the Mersana Background IP as of the Effective Date are set forth in Schedule 1.1.103.
1.1.104.    “Mersana Foreground IP” means all Foreground IP that is an improvement to, or related to, Mersana Background IP.
1.1.105.    “Mersana IP” means Mersana Background IP and Mersana Foreground IP.

1.1.106.    “Mersana Know-How” means Know-How relating to Mersana Technology, that is Controlled by Mersana or any Affiliate of Mersana as of the Effective Date or at any time [**].
1.1.107.    “Mersana Patents” means all Patent Rights in the Mersana Background IP or Mersana Foreground IP.
1.1.108.    “Mersana Regulatory Documentation” means Regulatory Documentation owned or Controlled by Mersana or any of its Affiliates on or after the Effective Date specifically related to the [**] of the Mersana Technology, in each case, that is necessary or useful to Exploit a Licensed ADC or a Licensed Product.
1.1.109.    “Mersana Technology” or “Immunosynthen Platform” means Mersana’s proprietary technology relating to (a) Mersana’s proprietary STING Agonist, (b) Mersana’s proprietary [**], (c) the conjugation of a STING Agonist to an Antibody, and (d) the Manufacture of Antibody-drug conjugates created or developed using such proprietary technology.
1.1.110.    “Mersana Trademarks” is defined in Section 9.6.3.
1.1.111.    “NDA” is defined in the definition of Regulatory Approval.
1.1.112.    “Net Sales” means the gross amounts invoiced by or on behalf of ATSA, its Affiliates and Sublicensees for sales of a Licensed Product to independent or unaffiliated Third Party purchasers of such Licensed Product, less the following deductions with respect to such sales to the extent that such amounts are either included in the billing as a line item as part of the gross amount invoiced, or otherwise documented as a deduction in accordance with IFRS, applied on a consistent basis, and are specifically attributable to actual sales of such Licensed Product
[**].
In the event that the Licensed Product is sold as a Combination Product, the Net Sales will be calculated on a country-by-country basis by multiplying the Net Sales of the Combination Product by the fraction, A/(A+B) where A is the weighted average sale price (by sales volume) in the prior calendar year in the relevant country of the Licensed Product containing the Licensed ADC as the sole active ingredient in finished form, and B is the weighted average sale price (by sales volume) in the prior calendar year that country of the product(s) containing the other component(s) as the sole active ingredient(s) in finished form. Regarding prices comprised in the weighted average price when sold separately referred to above, if these are available for different dosages from the dosages of Licensed ADC and other active ingredient components that are included in the Combination Product, then ATSA shall make a proportional adjustment to such prices in calculating the Net Sales of the Combination Product. If the weighted average sale price in the prior calendar year cannot be determined for the Licensed Product or other product(s) containing the single Licensed ADC or component(s), the calculation of Net Sales for Combination Products will be agreed by the Parties based on the relative value contributed by each component (each Party’s agreement not to be unreasonably withheld or delayed). Discussions to reach agreement should be started no later than [**] prior to the anticipated commercial launch of the Combination Product. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties, with the cost of such independent expert determination to be shared equally by the Parties. In the event such determination is not made prior to the commercial launch of the Combination Product, then ATSA shall in any event make payment to Mersana attributing not less than [**] percent ([**]%) of sales of such Combination Product to Net Sales, and the Parties shall reconcile such payments to actual Net Sales as determined pursuant to this paragraph when such determination has been made. If the agreed attributed value percentage is not equal to [**] percent ([**]%), the reconciliation between the Parties shall be made within [**] of such agreement.
In the event a Licensed Product is “bundled” for sale together with one or more other products in a country (a “Product Bundle”), then Net Sales for such Licensed Product shall be determined on a country-by-country basis by multiplying the Net Sales of the Product Bundle by the fraction, A/(A+B) where A is the weighted average sale price (by sales volume) in the prior calendar year in the relevant country of the Licensed Product if sold individually, and B is the weighted average sale price (by sales volume) in the prior calendar year in that country of the product(s) if sold individually. If the weighted average sale price in the prior calendar year cannot be determined for the Licensed Product or other product(s) containing the single Licensed ADCs or component(s), the calculation of Net Sales for such Product Bundle will be agreed by the Parties based on the relative value contributed by each product in such Product Bundle (each Party’s agreement not to be unreasonably withheld or delayed). Discussions to reach agreement should be started no later than [**] prior to the anticipated commercial launch of the Product Bundle. In case of disagreement, an independent expert agreed upon by both Parties or, failing such agreement, the International Chamber of Commerce shall determine such relative value contributions and such determination shall be final and binding upon the Parties, with the cost of such independent expert determination to be shared equally by the Parties. In the event such determination is not made prior to the commercial launch of the Product Bundle, then ATSA shall in any event make payment to Mersana attributing not less than [**] percent ([**]%) of sales of such Product Bundle to Net Sales, and the Parties shall reconcile such payments to actual Net Sales as determined pursuant to this paragraph when such determination has been made. If the agreed attributed value percentage is not equal to [**] percent ([**]%), the reconciliation between the Parties shall be made within [**] of such agreement.
All of the foregoing deductions from the gross invoiced sales prices of Licensed Products will be determined in accordance with IFRS. In the event that ATSA, its Affiliates or Sublicensees make any adjustments to such deductions after the associated Net Sales have been reported pursuant to this Agreement, the adjustments will be reported and reconciled in the next report and payment of any royalties due.
For clarification, sale of Licensed Products by ATSA, its Affiliates or Sublicensees to another of these entities for resale by such entity to a Third Party shall not be deemed a sale for purposes of this definition of “Net Sales”. Further, transfers or dispositions of the Licensed Products: (i) [**], (ii) [**], (iii) for preclinical, clinical, regulatory or governmental purposes, [**], or (iv) for use in any tests or studies reasonably necessary to comply with any Applicable Laws, regulation or request by a Regulatory Authority shall not, in each case, be deemed sales of such Licensed Products for purposes of this definition of “Net Sales”, as long as any reimbursement thereon is not included in net sales following ATSA’s Accounting Standards.
1.1.113.    “Notice of Dispute” is defined in Section 14.6.1.
1.1.114.    “Notice Period” is defined in Section 12.3.
1.1.115.    “Out-of-Pocket Expenses” means the amounts actually paid by or on account of Mersana to [**].

1.1.116.    “Overage” is defined in Section 7.2.1(b).
1.1.117.    “Party” and “Parties” are defined in the introduction to this Agreement.
1.1.118.    “Patent Right” means any and all national, regional and international (a) issued patents and pending patent applications (including provisional patent applications), (b) patent applications filed either from the foregoing or from an application claiming priority to the foregoing, including all provisional applications, converted provisionals, substitutions, continuations, continuations-in-part, divisions, renewals and continued prosecution applications, and all patents granted thereon, (c) patents-of-addition, revalidations, reissues, reexaminations and extensions or restorations (including any supplementary protection certificates and the like) by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates or the equivalent thereof, (d) inventor’s certificates, utility models, petty patents, innovation patents and design patents, (e) other forms of government-issued rights substantially similar to any of the foregoing, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing and (f) United States and foreign counterparts of any of the foregoing.
1.1.119.    “Pharmacovigilance Agreement” is defined in Section 6.3.
1.1.120.    “Phase I Clinical Trial” means a Clinical Trial that provides for the first introduction into humans of a pharmaceutical product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of such product, in a manner that is generally consistent with 21 CFR § 312.21(a), as amended (or its successor regulation).
1.1.121.    “Phase II Clinical Trial” means a Clinical Trial, the principal purpose of which is to make a preliminary determination as to whether a pharmaceutical product is safe for it intended use and to obtain sufficient information about such product’s efficacy, in a manner that is generally consistent with 21 CFR § 312.21(b), as amended (or its successor regulation), to permit the design of further Clinical Trials. [**].
1.1.122.    “Phase III Clinical Trial” means a Pivotal Clinical Trial with a defined dose or a set of defined doses of a pharmaceutical product designed to ascertain efficacy and safety of such product, in a manner that is generally consistent with 21 CFR § 312.21(c), as amended (or its successor regulation), for the purpose of enabling the preparation and submission of an NDA.
1.1.123.    “Pivotal Clinical Trial” means a Clinical Trial of a product on a sufficient number of subjects that, prior to commencement of the trial, satisfies both of the following:
(a)    [**]; and
(b)    [**].
For clarity, a Pivotal Clinical Trial need not be designated a “Phase III Clinical Trial.”
1.1.124.    “Pre-Clinical Development Candidate Designation” is defined in Section 7.5.

1.1.125.    “Platform Blocking IP” means Third Party Know-How or Patent Rights that are necessary in order to practice the Mersana Technology to Research, Develop, Manufacture, Commercialize or otherwise Exploit any Antibody-drug conjugate, including the Licensed ADCs and Licensed Products.
1.1.126.    “Pricing Approval” means (a) the approval, agreement, determination or governmental decision establishing the price for a Licensed Product that can be legally charged to consumers, as required in a given jurisdiction or country in connection with Commercialization of such Licensed Product in such jurisdiction or country, or (b) the approval, agreement, determination or governmental decision establishing, the level of reimbursement for such Licensed Product that will be reimbursed by Governmental Authorities, as required in a given jurisdiction or country in connection with Commercialization of such Licensed Product in such jurisdiction or country.
1.1.127.    “Primary Target” is defined in Section 2.7.1(b).
1.1.128.    “Product Blocking IP” means Third Party Know-How or Patent Rights, other than Platform Blocking IP, that are necessary to use the Designated Target or the ATSA Antibody in the manner contemplated by this Agreement, or that are necessary for the Research, Development, Manufacture, Commercialization or other Exploitation of any Licensed ADC or Licensed Product.
1.1.129.    “Product Bundle” is defined in the definition of Net Sales.
1.1.130.    “Product Trademarks” is defined in Section 9.6.1.
1.1.131.    “Publication” is defined in Section 8.5.
1.1.132.    “Regulatory Approval” means final regulatory approval required to Commercialize a Licensed Product for a disease or condition in accordance with the Applicable Laws of a given country, [**]. In the United States, its territories and possessions, Regulatory Approval means approval of a New Drug Application (“NDA”), Biologics License Application (“BLA”) or an equivalent by the FDA.
1.1.133.    “Regulatory Assistance Costs” means the (a) Out-of-Pocket Expenses, [**] and (b) FTE Costs, in each case ((a) and (b)), accrued or incurred by Mersana and its Affiliates in line with Mersana’s Accounting Standards in conducting the regulatory assistance activities under Section 6.1.
1.1.134.    “Regulatory Authority” means, with respect to a country in the Territory, any national (e.g., the FDA), supra-national (e.g., the European Commission, the Council of the European Union, or the European Medicines Agency), regional, state or local regulatory agency, department, bureau, commission, council or other Governmental Authority involved in the granting of a Regulatory Approval or a Pricing Approval, for biopharmaceutical products in such country.
1.1.135.    “Regulatory Documentation” means: all (a) applications (including all INDs), registrations, licenses, authorizations and approvals (including Regulatory Approvals and Pricing Approvals); (b) correspondence and reports submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents with respect thereto, including all adverse event files and complaint files; (c) clinical and other data contained, referenced or otherwise relied upon in any of the foregoing; and (d) for clarity, any Drug Master File.
1.1.136.    “Regulatory Exclusivity” means, [**].
1.1.137.    “Reimbursed Costs” is defined in Section7.12.2(c).
1.1.138.    “Research” means conducting research activities to discover, design, optimize, deliver and advance compounds or products, including pre-clinical studies and optimization, but specifically excluding Development, Manufacture and Commercialization. When used as a verb, “Researching” means to engage in Research.
1.1.139.    “Research Plan” means, with respect to any Research Program, the written plan for such Research Program, as further described in Section 2.2.
1.1.140.    “Research Program” means each research program conducted pursuant to Article 2.
1.1.141.    “Research Program Materials” means any ADCs or other reagents and reference standards delivered by or on behalf of Mersana to ATSA in connection with the performance of the Research Plan activities.
1.1.142.    “Research Program Term” is defined in Section 2.6.
1.1.143.    “Royalty Report” is defined in Section 7.12.1(a).
1.1.144.    “Royalty Term” is defined in Section 7.3.3.
1.1.145.    “Secondary Target” is defined in Section 2.7.1(b).
1.1.146.    “STING” means the protein “stimulator of interferon genes,” also known as TMEM173 (transmembrane protein 173), encoded by the TMEM173 gene.
1.1.147.    “STING Agonist” means Mersana’s proprietary compound [**].
1.1.148.    “Strategic IP Plan” means, for each Research Program, the plan mutually agreed between the Parties that sets out the agreed overall strategy that the Parties intend to follow for the protection of Licensed ADC and Licensed Product by means of Patent Rights generated under this Agreement and such further Patent Rights as the Parties may agree on as part of such Strategic IP Plan. The Strategic IP Plan for each Research Program shall be established, agreed, updated, revised and executed as set out in Section 3.4.2.
1.1.149.    “Sublicensee” means a person or entity that is granted a sublicense by ATSA or any direct or indirect sublicensees of ATSA under any rights granted to ATSA under the Exclusive License.
1.1.150.    “Target Designation Date” is defined in Section 2.7.2(d).
1.1.151.    “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.
1.1.152.    “Technology Transfer Budget” is defined in Section 5.3.6(c).
1.1.153.    “Technology Transfer Costs” means the (a) Out-of-Pocket Expenses, [**] and (b) FTE Costs, in each case ((a) and (b)), accrued or incurred by Mersana and its Affiliates in line with Mersana’s Accounting Standards in conducting the technology transfer activities allocated to it in a Technology Transfer Plan.
1.1.154.    “Technology Transfer Plan” is defined in Section 5.3.6(c).
1.1.155.    “Term” is defined in Section 12.1.
1.1.156.    “Territory” means all countries in the world.
1.1.157.    “Third Party” means a person or entity other than ATSA, Mersana and their respective Affiliates.
1.1.158.    “Third Party Action” is defined in Section 10.1.1.
1.1.159.    “Upfront Fee” is defined in Section 7.1.
1.1.160.    “Valid Patent Claim” means with respect to a Patent Right in a country any claim of an
(a)    issued Patent Right that has not (i) expired, irretrievably lapsed or been abandoned, revoked, dedicated to the public or disclaimed or (ii) been found to be unpatentable, invalid or unenforceable by an unreversed and unappealable decision of a Governmental Authority in such country; or
(b)    application for a Patent Right that (i) has been pending for less than [**] from the earliest claimed priority date and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing and (ii) has not been admitted to be invalid or unenforceable through reissue, reexamination, or disclaimer, and which is not subject to an interference claim.
In the event that a Patent Right issues from an application for a Patent Right described in clause (b) of this Section 1.1.160 that has been pending for more than [**] from the earliest claimed priority date, the claims of such issued Patent Right will be deemed to be Valid Patent Claims from and after the date of issuance so long as it satisfies the requirements of clause (a) of this Section 1.1.160.
Section 1.2.    Certain Rules of Interpretation in this Agreement and the Schedules and Exhibits.
1.2.1.    Unless otherwise specified, all references to monetary amounts are to United States of America currency (United States Dollars);
1.2.2.    The preamble to this Agreement and the descriptive headings of sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of this Agreement or of such sections;

1.2.3.    Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or);
1.2.4.    The words “include” and “including” have the inclusive meaning frequently identified with the phrases “without limitation” and “but not limited to”;
1.2.5.    The words “shall” and “will” have the same meaning;
1.2.6.    Whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days. Unless otherwise specified, deadlines within which any payment is to be made or act is to be done within or following specified time period after a date will be calculated by excluding the day, Business Day, month or year of such date, as applicable, and including the day, Business Day, month or year of the date on which the period ends;
1.2.7.    Whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment will be made or action taken on the next Business Day following such day to make such payment or do such act; and
1.2.8.    Unless otherwise specified, references in this Agreement to any section, exhibit or schedule mean references to such section, exhibit or schedule of this Agreement.
ARTICLE 2

RESEARCH PROGRAM.
Section 2.1.    Objective and Conduct of the Research Programs. The Parties will conduct up to two (2) Research Programs, each with respect to a different Designated Target and in accordance with a Research Plan, the terms of this Agreement and Applicable Laws in good scientific manner. The purpose of each Research Program will be to identify, develop and evaluate ADCs to enable ATSA to make a Pre-Clinical Development Candidate Designation and subsequently Exploit Licensed ADCs designated pursuant to Section 5.1.1 under this Agreement.
Section 2.2.    Research Plans.
2.2.1.    In General. Each Research Program will have a separate Research Plan. Each Research Plan will set forth all of the Research activities (excluding CMC Development activities) to be conducted by the Parties under the Research Program for the applicable Designated Target during the Research Program Term through the filing of one or more INDs for one (1) Licensed Product Directed to the applicable Designated Target, including the deliverables, a timeline for the conduct of such activities, and any applicable biophysical characterization specifications for such Research Program. During the Research Program Term for a Research Program, each Party will use Commercially Reasonable Efforts to perform activities assigned to it under each Research Plan in accordance with the timelines set forth therein. ATSA will promptly (but in any event, within [**]) notify Mersana in the event that (a) ATSA makes a Pre-Clinical Development Candidate Designation with respect to a particular ADC, or (b) ATSA makes a determination to not make a Pre-Clinical Development Candidate Designation with respect to a particular ADC.

2.2.2.    Research Plan Responsibilities. Unless otherwise agreed by the Parties through the Joint Research Committee, the Parties acknowledge and agree that the responsibilities of the Parties in a Research Plan will generally be allocated as follows:
(a)    ATSA will have primary responsibility for (i) providing [**] ATSA Antibodies in sufficient quantities and of sufficient quality for the conduct of the Research Plan activities, (ii) biological activities, (iii) in vitro and in vivo experimentation, (iv) management of Third Party relationships related to the Research and Development of the ATSA Antibodies, ADCs, Licensed ADCs and Licensed Products (but excluding the relationship with any Third Party related to the Mersana Technology), (v) pre-IND and IND-enabling studies, and (vi) preparation and submission of any INDs; and
(b)    Mersana will have primary responsibility for the conjugation of [**] ATSA Antibodies using the Mersana Technology.
2.2.3.    Initial Research Plans. The Research Plan for the Primary Target is attached as Schedule 2.2.3-1. Promptly following the Target Designation Date for the Secondary Target, the JRC will meet and prepare the initial Research Plan for the Research Program for the Secondary Target, and will use diligent efforts to approve such initial Research Plan within [**] of such Target Designation Date. The Research Plan approved by the JRC will be attached to this Agreement as an additional sequentially numbered schedule (i.e., Schedule 2.2.3-2), and, unless otherwise agreed by the Parties, will be substantially the same form as the Research Plan for the Primary Target, and include substantially the same final deliverables.
2.2.4.    Changes to Research Plans. Each Party may, via the JRC, propose changes to a Research Plan, which will be subject to review and approval by the JRC as provided in Section 3.2.2.
2.2.5.    Research Program Records. The Parties will maintain, in good scientific manner, complete and accurate books and records pertaining to its activities under each Research Plan.
2.2.6.    Costs of Research Plan Activities. Each Party will bear all costs incurred by such Party and its Affiliates in conducting the activities allocated to it under the Research Plans, unless otherwise mutually agreed by the Parties in writing.
Section 2.3.    CMC Plans.
2.3.1.    In General. Each Research Program will have a separate CMC Plan. Each CMC Plan will set forth all of the CMC Development and Manufacturing activities to be conducted by the Parties in relation to a Research Program, including the CMC Development work required for Mersana to Manufacture (or have Manufactured) the ADCs that Mersana is obligated to supply under Section 5.3. Each CMC Plan shall be accompanied by a rolling budget for the CMC Costs to be accrued or incurred by Mersana and its Affiliates in conducting the CMC Plan activities that are scheduled to be commenced or conducted during each [**] during the [**] and a forecast of the CMC Costs to be accrued or incurred by Mersana and its Affiliate in conducting the CMC Plan activities that are scheduled to be commenced in the [**] (the “CMC Budget”). During the CMC Term for a Research Program, each Party will use Commercially Reasonable Efforts to perform activities assigned to it under each CMC Plan in accordance with the timelines set forth therein and the CMC Budget.

2.3.2.    CMC Plan Responsibilities. Unless otherwise agreed by the Parties through the JMC, the Parties acknowledge and agree that the responsibilities of the Parties in each CMC Plan will be generally allocated as follows:
(a)    ATSA will have primary responsibility for (i) supplying Mersana with ATSA Antibodies in sufficient quantities and of sufficient quality for the conduct of the CMC Development and Manufacturing activities allocated to Mersana under the CMC Plan, and (ii) performing all CMC Development and Manufacturing of Licensed Products not otherwise allocated to Mersana, to the extent necessary to conduct the Research Plan activities for the applicable Designated Target; and
(b)    Mersana will have primary responsibility for (i) performing bioconjugation of the ATSA Antibody to the Immunosynthen Platform to create GLP bulk drug substance for the GLP Toxicology Studies solely as provided for in the CMC Plan; [**], and (ii) conducting analytical testing and stability testing of bulk drug substance and drug product for a reasonable period of time to be agreed upon by the Parties.
2.3.3.    Initial CMC Plan and CMC Budget. Within [**] following the Pre-Clinical Development Candidate Designation of an ADC with respect to a Research Program, the JMC will meet and prepare the initial CMC Plan for such Research Program and the initial CMC Budget for such CMC Plan, and will thereafter use diligent efforts to approve such initial CMC Plan within [**] of such Pre-Clinical Development Candidate Designation. The CMC Plan and CMC Budget will not go into effect unless and until approved by the JMC. Notwithstanding anything to the contrary herein, Mersana shall not be obligated to perform any CMC Plan activities until the initial CMC Plan and the initial CMC Budget has been approved by the JMC.
2.3.4.    Changes to CMC Plans. Each Party may, via the JMC, propose changes to a CMC Plan or CMC Budget, which will be subject to review and approval by the JMC as provided in Section 3.3.2; provided that any change to the CMC Plan approved by the JMC that will result in an increase to the CMC Costs will not become effective until a corresponding change to the CMC Budget is approved by the JMC.
2.3.5.    Costs of CMC Plan Activities. ATSA shall pay Mersana’s CMC Costs for CMC Plan activities performed by or on behalf Mersana, in accordance with Section 7.2.
Section 2.4.    Subcontracting. Except as otherwise set forth in this Agreement [**], each Party may subcontract the performance of any activities allocated to it under the Research Plans and the CMC Plans; provided that any such subcontractor is bound to applicable provisions of this Agreement, including obligations of confidentiality and assignment of inventions comparable in scope to and consistent with those included herein. For activities relating to the CMC Plan, Mersana may subcontract to the entities set forth in Schedule 2.4; [**]. The Party subcontracting the performance of any of its activities under a Research Plan shall remain responsible for the performance of the activities by the subcontractor.
Section 2.5.    Restrictions on use of Materials.
2.5.1.    Mersana (a) will not use the ATSA Antibodies for any purpose other than exercising its rights and performing its obligations under the applicable Research Plan and CMC Plan, (b) will only use the ATSA Antibodies in compliance with all Applicable Laws and the ATSA Antibody Conditions, and (c) will not transfer the ATSA Antibodies or grant any rights thereto to any Third Party without the express prior written consent of ATSA. ATSA will retain full ownership of, and all right, title and interest in and to, the ATSA Antibodies. At the later of (i) the end of the applicable Research Program Term and (ii) the end of the applicable CMC Term, or upon earlier termination of this Agreement, Mersana will at the instruction of ATSA either destroy or return any remaining ATSA Antibodies.
2.5.2.    Prior to ATSA making a Pre-Clinical Development Candidate Designation with respect to an ADC, ATSA (a) will not use the applicable Research Program Materials provided by Mersana for any purpose other than exercising its rights and performing its obligations under this Agreement, (b) will only use the applicable Research Program Materials in compliance with all Applicable Laws, and (c) will not transfer the applicable Research Program Materials or grant any rights thereto to any Third Party without the express prior written consent of Mersana, other than to subcontractors in compliance with Section 2.4 to the extent such Research Program Material is needed for such subcontractor to perform activities under this Research Plan. Upon the earliest of (i) ATSA’s election to not make a Pre-Clinical Development Candidate Designation with respect to an ADC, or (ii) termination of this Agreement, ATSA will at the instruction of Mersana either destroy or return any remaining Research Program Materials from the applicable Research Program. [**].
Section 2.6.    Term of a Research Program. The term of the first Research Program, which covers the Primary Target, will commence upon the Effective Date, and the term of the Research Program for the Secondary Target will commence upon the applicable Target Designation Date. Each Research Program will continue until the earliest of (a) the completion of the Research Plan activities assigned to Mersana for such Research Program, (b) (i) with respect to the Research Program for the Primary Target, [**] from the Effective Date, or (ii) with respect to the Research Program for the Secondary Target, [**] from the applicable Target Designation Date, and (c) the termination of this Agreement with respect to the applicable Designated Target (the term of a Research Program, each, a “Research Program Term”); provided that the Parties may extend the Research Program Term upon mutual agreement of the Parties in writing. If a Research Program Term ends pursuant to clause (c) of this Section 2.6, then the Designated Target that is the subject of the applicable Research Program will no longer be deemed to be a Designated Target hereunder.
Section 2.7.    Availability of Targets; Approval of New Research Plans.
2.7.1.    Designated Targets. ATSA may designate up to two (2) Designated Targets (with each Designated Target consisting of one Antigen or a combination of two (2) or more Antigens) under this Agreement as follows:
(a)    The first Designated Target is set forth on Schedule 2.7.1-1 (the “Primary Target”).
(b)    ATSA may designate a second Designated Target in accordance with this Section 2.7.1(b) and Section 2.7.2 at any time prior to the [**] anniversary of the Effective Date (the “Secondary Target”); provided that if ATSA fails to designate the Secondary Target prior to the [**] anniversary of the Effective Date, as may be extended in accordance with Section 2.7.2(b), then ATSA will be deemed to have forfeited its right to select a Secondary Target. Following the Target Designation Date, such Secondary Target will be set forth on Schedule 2.7.1-2.
2.7.2.    Gatekeeper Process.

(a)    In order to designate an Antigen (or combination of Antigens) as a new Designated Target under Section 2.7.1(b) (such one Antigen or combination of Antigens, the “Proposed Antigen”), ATSA will complete a Proposed Antigen proposal in the form attached hereto as Schedule 2.7.2 (which form Mersana may revise from time to time and notify ATSA of such revised form), which Proposed Antigen proposal will provide the Gatekeeper with a confidential written description of such Proposed Antigen (with a maximum of [**] being checked by the Gatekeeper at any given time), including to the extent available, the Name and UniProt/SwissProt number sequence for such Proposed Antigen; [**]. ATSA will notify Mersana promptly after each time that ATSA provides a Proposed Antigen proposal to the Gatekeeper. Within [**] following Gatekeeper’s receipt of such Proposed Antigen proposal with respect to a particular Proposed Antigen, Mersana will cause the Gatekeeper to notify ATSA in writing whether such Proposed Antigen is Available for designation as a Designated Target. The Parties hereby acknowledge and agree that a Proposed Antigen will be “Available” for designation by ATSA as a Designated Target unless prior to the date of receipt of the written notice from ATSA to Gatekeeper (a) Mersana has granted, or [**] grant to a Third Party [**] a license or rights to acquire a license to Research, Develop or Commercialize an Antibody or an Antibody-drug conjugate using the Mersana Technology that is Directed to such Proposed Antigen, , (b) an agreement entered into would be breached by including such Proposed Antigen as a Designated Target under this Agreement, or (c) [**].
(b)    For clarity, in the event that the Gatekeeper determines that a Proposed Antigen is not Available pursuant to the procedures set forth in this Section 2.7.2, the Gatekeeper will notify both Parties of such fact (but will not identify to Mersana the specific Proposed Antigen), and ATSA will not have exhausted its right to designate an Antigen as a new Designated Target hereunder within the applicable designation time period. Should an Antigen proposed by ATSA be rejected by the Gatekeeper, the applicable nomination period for such Antigen shall be automatically extended by [**] and ATSA may submit another Proposed Antigen in accordance with this Section 2.7.2 if the applicable nomination period under Section 2.7.1(b), as extended, has not already expired.
(c)    The Parties acknowledge and agree that, as of the Effective Date, the Primary Target set forth on Schedule 2.7.1-1 is Available, and the procedures set forth in Section 2.7 will not apply to the Primary Target.
(d)    If the Gatekeeper determines that the Proposed Antigen is Available, then the Proposed Antigen will automatically be deemed a Designated Target (which for clarity, will be the Secondary Target) hereunder upon Gatekeeper’s written notice to the Parties that such Proposed Antigen is Available and has been designated as a Designated Target (such date, the “Target Designation Date”). Promptly thereafter, an initial Research Plan will be created and provided for approval by the JRC in accordance with Section 2.2.3 for such new Designated Target.
Section 2.8.    Target Exclusivity.
2.8.1.    From the Effective Date until the earliest of (a) the [**], (b) such date that [**]; (c) the date of [**], and (d) the date of [**], Mersana will not, itself or with or through any Affiliate or Third Party, Research, Develop, Manufacture or Commercialize any Antibody-drug conjugate product that utilizes the Immunosynthen Platform that is Directed to the Primary Target; provided that, if following the expiration of the Research Program Term with respect to the Primary Target, upon Mersana’s reasonable request (not to be made more than [**]), ATSA fails to provide reasonable evidence within [**] that it has conducted material Development activities with respect to the Licensed ADC or Licensed Product Directed to the Primary Target, within (i) the past [**] from such request date, if such request was made prior to [**] for such Licensed ADC or Licensed Product, or (ii) the past [**] from such request date, if such request was made following [**] for such Licensed ADC or Licensed Product, then the foregoing exclusivity obligations (to the extent such obligations are still ongoing at such time) with respect to the Primary Target shall automatically terminate and have not further effect. In addition, from the Target Designation Date for the Secondary Target until the earliest of w) the [**] for the Licensed ADC or Licensed Product Directed to the Secondary Target, (x) such date that [**] with respect to a ADC or Directed to such Secondary Target, (y) the date of [**], and (z) the date of [**] with respect to the Secondary Target, Mersana will not, itself or with or through any Affiliate or Third Party, Develop, Manufacture or Commercialize any Antibody-drug conjugate product that utilizes the Immunosynthen Platform that is Directed to the Secondary Target; provided that, if following [**] with respect to the Secondary Target, upon Mersana’s reasonable request (not to be made more than [**]), ATSA fails to provide reasonable evidence within [**] that it has conducted material Development activities within the past [**] from such request date with respect to the Licensed ADC or Licensed Product Directed to the Secondary Target, within (i) the past [**] from such request date, if such request was made prior to [**] for such Licensed ADC or Licensed Product, or (ii) the [**] from such request date, if such request was made following [**] for such Licensed ADC or Licensed Product then the foregoing exclusivity obligations (to the extent such obligations are still ongoing at such time) with respect to the Secondary Target shall automatically terminate and have no further effect. For clarity, any dispute related to this Section 2.8.1 will be resolved pursuant to Section 14.6.
ARTICLE 3

GOVERNANCE OF RESEARCH PROGRAMS
Section 3.1.    Alliance Managers. Promptly following the Effective Date, each Party will designate an alliance manager to be reasonably available to the other Party to facilitate communication, respond to questions and otherwise oversee that the Parties’ activities hereunder are in line with this Agreement. Such alliance managers will regularly interact with each other on a frequency to be mutually agreed by the Parties and on an ad hoc basis if requested by the JRC, JMC or JIPC. A Party may replace its alliance manager at any time by written notice to the other Party.
Section 3.2.    Joint Research Committee.
3.2.1.    Formation and Composition. Promptly after the Effective Date, the Parties will establish a joint research committee (the “Joint Research Committee” or “JRC”) composed of [**] appointed representatives of each of ATSA and Mersana. Each JRC representative must be an employee of the appointing Party. A Party may change one or more of its representatives on the JRC at any time or elect to have one of its members represented by a delegate at a meeting of the JRC, provided that such delegate is an employee of such Party. The JRC will be chaired by an [**] representative selected by [**] from one of [**] members of the JRC. The Parties may allow additional representatives of each Party to attend meetings of the JRC subject to the confidentiality provisions of Article 8.
3.2.2.    Functions and Authority. The JRC will be responsible for supervising and managing the Research Programs. Its functions will be:

(a)    Overseeing and coordinating the progress, timelines and results of the Research Programs and Research Plans;
(b)    Preparing, and approving, the initial Research Plan for the Secondary Target in accordance with Section 2.7.2(d) and reviewing and approving any proposed changes or amendments to the Research Plans in accordance with Section 5.2;
(c)    Serving as a forum for the Parties to discuss the data and results arising from the activities under each Research Plan; and
(d)    Such other matters as the Parties may mutually agree in writing or that are expressly delegated to the JRC in this Agreement.
3.2.3.    Meetings. During the Research Program Term, the JRC will meet in person or by teleconference or videoconference at least [**]. The JRC also may choose to meet more frequently on an as needed basis and will meet upon the request of either Party. The chairperson of the JRC will coordinate and prepare the agenda (which agenda will include items requested by either Party), and ensure the orderly conduct of the meetings of the JRC. Each Party will bear its own expenses related to its JRC representatives’ participation in and attendance at such meetings.
3.2.4.    Decisions.
(a)    A quorum of the JRC is required for any meeting of the JRC, which quorum will exist if at least one (1) JRC representative of each Party is present. No action taken at a meeting of the JRC shall be effective unless a quorum exists.
(b)    The JRC will only have authority to determine, approve or resolve matters that the JRC is expressly authorized to determine, approve or resolve under this Agreement (“JRC Matters”). The JRC will determine, approve or resolve JRC Matters by consensus, with the representatives of each Party collectively having one (1) vote on behalf of such Party. In the event that the JRC does not reach consensus on a JRC Matter within [**] after the matter is first presented to the JRC, the JRC Matter may be referred by either Party to the Executive Officers, who will use reasonable efforts to meet promptly to discuss and resolve such matter. If such Executive Officers do not reach agreement with respect to a particular JRC Matter within [**] after the matter is first referred to such Executive Officers, ATSA will have final decision-making authority relating to such JRC Matter (including amendments to the Research Plan); provided that ATSA will not have the right to exercise its final decision-making authority:
(i)    [**];
(ii)    to approve the initial Research Plan for the Secondary Target; or
(iii)    to amend or modify a Research Plan, if such amendment or modification (i) would result in an increase (as reasonably demonstrated by Mersana through written documentation) to Mersana’s FTE Costs and Out-of-Pocket Expenses of [**], individually with respect to a proposed amendment or in the aggregate with respect to a proposed amendment and all previously approved amendments, as compared to the FTE Costs and Out-of-Pocket Expenses to conduct the activities in the initial Research

Plan, to conduct the activities allocated to Mersana under such Research Plan, (ii) would require Mersana to perform research activities beyond what is identified as Mersana’s responsibility in Section 2.2.2, (iii) would require Mersana to perform research activities beyond the expiration of the applicable Research Program Term for such Research Plan, or (iv) could potentially require modifications to the use of the Mersana Technology in such Research Program.
(c)    Neither the JRC nor ATSA (when exercising its final decision-making authority) has the authority to: (i) amend, modify or waive compliance with any term or condition of this Agreement; (ii) make any decision that is expressly stated in this Agreement to require the mutual agreement of the Parties or one Party’s approval or consent; (iii) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (iv) resolve any dispute, including whether or in what amount a payment is owed under this Agreement or whether a Party is in breach of this Agreement.
3.2.5.    Minutes and Reports. The JRC will maintain accurate minutes of its meetings, including all proposed decisions and recommended actions or decisions taken. Promptly after each meeting, either the chairperson of the JRC or another member of the JRC designated by the JRC will provide the Parties with draft minutes of the meeting, including any issues requiring decisions, any proposed decisions and recommended actions or decisions taken. Within [**] of each meeting, the JRC chair will provide final versions of the meeting minutes. Minutes will be deemed approved unless any member of the JRC objects to the accuracy of such minutes by providing written notice to the other members of the JRC prior to the next meeting of the JRC. In the event of any objection to the minutes that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.
3.2.6.    Duration. The JRC will be in existence only during, and will be automatically dissolved on the last day of, the last-to-expire Research Program Term.
Section 3.3.    Joint Manufacturing Committee.
3.3.1.    Formation and Composition. Within [**] after the Effective Date, the Parties will establish a joint manufacturing committee (the “Joint Manufacturing Committee” or “JMC”) composed of [**] of each of ATSA and Mersana. Each JMC representative must be an employee of the appointing Party. A Party may change its representative on the JMC at any time or elect to have its member represented by a delegate at a meeting of the JMC, provided that such delegate is an employee of such Party. The JMC will be chaired by the [**] representative. The Parties may allow additional representatives of the Parties to attend meetings of the JMC subject to the confidentiality provisions of Article 8.
3.3.2.    Functions and Authority. The JMC will be responsible for supervising and managing the CMC activities under the CMC Plan. Its functions will be:
(a)    overseeing and coordinating the progress, timelines and results of the CMC Plans (but excluding, for clarity, activities under the Clinical Supply Agreement, if any);
(b)    preparing and approving the initial CMC Plan and the initial CMC Budget for the Research Program for each Designated Target in accordance with Section

2.3.3, and reviewing or preparing, and approving, any proposed changes or amendments to the CMC Plan(s) or CMC Budget(s) in accordance with Section 2.3.4;
(c)    coordinating ADC Manufacturing activities and supply matters under the CMC Plans;
(d)    facilitating the exchange of information between the Parties, and coordinating resolution of issues, relevant to the Manufacturing and supply of ADCs by Mersana during the CMC Term;
(e)    preparing and approving the initial Technology Transfer Plan and Technology Transfer Budget for the Research Program for each Designated Target in accordance with Section 5.3.6(d), and reviewing or preparing, and approving, any proposed changes or amendments to the Technology Transfer Plan or Technology Transfer Budget in accordance with Section 5.3.6(e);
(f)    overseeing the technology transfer pursuant to Section 5.3.6;
(g)    reviewing and approving the [**] portion of the CMC Budget prior to the start of each [**] during the CMC Term in accordance with Section 7.2.1(a); and
(h)    Such other matters as the Parties may mutually agree in writing or that are expressly delegated to the JMC in this Agreement.
3.3.3.    Meetings. During the CMC Term, the JMC will meet in person or by teleconference or videoconference at least [**]. The JMC also may choose to meet more frequently on an as needed basis and will meet upon the request of either Party. The chairperson of the JMC will coordinate and prepare the agenda (which agenda will include items requested by either Party) for, and ensure the orderly conduct of, the meetings of the JMC. Each Party will bear its own expenses related to its JMC representatives’ participation in and attendance at such meetings.
3.3.4.    Decisions.
(a)    A quorum of the JMC is required for any meeting of the JMC, which quorum will exist only if the JMC representative of each Party is present. No action taken at a meeting of the JMC shall be effective unless a quorum exists.
(b)    The JMC will only have authority to determine, approve or resolve matters that the JMC is expressly authorized to determine, approve or resolve under this Agreement (“JMC Matters”). The JMC will determine, approve or resolve JMC Matters by consensus, with the representatives of each Party collectively having one vote on behalf of such Party. In the event that the JMC does not reach consensus on a JMC Matter within [**] after the JMC Matter is first presented to the JMC, the JMC Matter may be referred by either Party to the Executive Officers, who will use reasonable efforts to meet promptly to discuss and resolve such matter. If such Executive Officers do not reach agreement with respect to a particular JMC Matter within [**] after the matter is first referred to such Executive Officers, ATSA will have final decision-making authority relating to such JMC Matter (including amendments to the CMC Plan); provided that, ATSA will not have the right to exercise its final decision-making authority:
(i)    [**];

(ii)    to approve the initial CMC Plan for the Primary Target or the Secondary Target;
(iii)    to amend or modify a CMC Plan, if such amendment or modification (A) would result in an increase (as reasonably demonstrated by Mersana through written documentation) to Mersana’s FTE Costs and Out-of-Pocket Expenses of [**], individually with respect to a proposed amendment or in the aggregate with respect to a proposed amendment and all previously approved amendments, as compared to the FTE Costs and Out-of-Pocket Expenses to conduct the activities in the initial CMC Plan, to conduct the activities allocated to Mersana under such CMC Plan, would require Mersana to perform Manufacturing activities beyond what is identified as Mersana’s responsibility under Section 2.3.2 or beyond what is in Section 5.3, (B) would require Mersana to perform CMC activities beyond the expiration of the CMC Term for such Research Program, or (C) could potentially require modifications to the use of the Mersana Technology in such Research Program.
(iv)    to approve the initial CMC Budget or any amendments to the CMC Budget for the Primary Target or the Secondary Target; or
(v)    to approve the initial Technology Transfer Plan or Technology Transfer Budget or any amendments to the Technology Transfer Plan or Technology Transfer Budget for a Licensed Product for the Primary Target or the Secondary Target.
(c)    Neither the JMC nor ATSA (when exercising its final decision-making authority) has the authority to: (i) amend, modify or waive compliance with any term or condition of this Agreement; (ii) make any decision that is expressly stated in this Agreement to require the mutual agreement of the Parties or one Party’s approval or consent; (iii) decide any issue in a manner that would conflict with the express terms and conditions of this Agreement; or (iv) resolve any dispute, including whether or in what amount a payment is owed under this Agreement or whether a Party is in breach of this Agreement.
3.3.5.    Minutes and Reports. The JMC will maintain accurate minutes of its meetings, including all proposed decisions and recommended actions or decisions taken. Promptly after each meeting, either the chairperson of the JMC or another member of the JMC designated by the JMC will provide the Parties with draft minutes of the meeting, including any issues requiring decisions, any proposed decisions and recommended actions or decisions taken. Within [**] of each meeting, the JMC chair will provide final versions of the meeting minutes. Minutes will be deemed approved unless any member of the JMC objects to the accuracy of such minutes by providing written notice to the other members of the JMC prior to the next meeting of the JMC. In the event of any objection to the minutes that is not resolved by mutual agreement of the Parties, such minutes will be amended to reflect such unresolved dispute.
3.3.6.    Duration. Unless earlier terminated by mutual written consent of the Parties, the JMC will be in existence until, and will be automatically dissolved on, the last day of the last-to-expire CMC Term.
Section 3.4.    Joint Intellectual Property Committee.

3.4.1.    Formation and Composition. Within [**] after the Effective Date, the Parties will establish a joint intellectual property committee (the “Joint Intellectual Property Committee” or “JIPC”) composed of [**] of each of ATSA and Mersana. Each JIPC representative must be an employee or outside patent counsel of the appointing Party. A Party may at any time, by written notice to the other Party’s representative on the JIPC, change its representative on the JIPC or elect to be represented by a delegate at a meeting of the JIPC, provided that such delegate is an employee or outside patent counsel of such Party. The Parties may allow additional employees to attend meetings of the JIPC subject to the confidentiality provisions of Article 8.
3.4.2.    Functions and Authority. The JIPC will be responsible for only the following:
(a)    for each Research Program, draft and propose a Strategic IP Plan (and any amendments thereto) to the Parties, which Strategic IP Plan at a minimum needs to detail the countries of filing and a patent filing strategy, which strategy shall (i) be aligned between the Parties to secure the maximum protection of ATSA Foreground IP, Licensed ADC or Licensed Product and Mersana Foreground IP, (ii) include that in the case that any proposed filing with respect to an ATSA ADC Patent or ATSA Product Patent in the ATSA Foreground IP discloses a species generically covered by any potential Mersana Patent and ATSA Patent, ATSA and Mersana will use good faith efforts to coordinate filings with respect to such ATSA ADC Patent, ATSA Product Patent, ATSA Patent and Mersana Patent so that filings with respect to such ATSA ADC Patent, ATSA Product Patent, ATSA Patent and Mersana Patent are made no earlier than the same day and (iii) that any proposed filing of a Mersana Patent must not disclose unpublished ATSA Know-How and any proposed filing of an ATSA Patent must not disclose unpublished Mersana Know-How without the JIPC’s prior written consent;
(b)    oversee the drafting, filing, prosecution and maintenance of all ATSA ADC Patents and ATSA Product Patents generated from the activities under this Agreement in accordance with the Strategic IP Plan and Article 9, which shall include overseeing Mersana’s reasonable opportunity to comment on all ATSA ADC Patent and ATSA Product Patent filings and ATSA’s obligation to reasonably consider in good faith Mersana’s comments with respect thereto;
(c)    as necessary, take decisions relating to the drafting, filing, prosecution and maintenance of the resulting ATSA ADC Patents and ATSA Product Patents in accordance with the Strategic IP Plan and Article 9;
(d)    report to the Parties on the drafting, filing, prosecution and maintenance of the ATSA ADC Patents and ATSA Product Patents;
(e)    propose to the Parties any changes or additions to the Strategic IP Plan that the JIPC deems fit, and upon approval of said changes and additions, implement said changes and additions;
(f)    discussing and resolving any dispute over whether any Third Party Know-How or Patent Rights constitutes Platform Blocking IP or Product Blocking IP pursuant to Section 4.8.3.
(g)    discussing whether it is necessary to enter into any license agreements with a Third Party in respect of a Designated Target; and

(h)    such other matters as the Parties may mutually agree in writing or that are expressly delegated to the JIPC in this Agreement.
In the event of a conflict between the JIPC’s authority under this Section 3.4.2 and a Party’s rights under Section 9.3.3 or Section 9.3.4, as applicable, Mersana’s and ATSA’s respective rights under Section 9.3.3 and Section 9.3.4 shall prevail.
3.4.3.    Meetings. During the Term, the JIPC will meet in person or by teleconference or videoconference [**]. Each Party will bear its own expenses related to its JIPC representative’s participation in and attendance at such meetings.
3.4.4.    Decisions.
(a)    A quorum of the JIPC is required for any meeting of the JIPC, which quorum will exist if the JIPC representative for each Party is present. No action taken at a meeting of the JIPC shall be effective unless a quorum exists.
(b)    The JIPC will only have authority to determine, approve or resolve matters that the JIPC is expressly authorized to determine, approve or resolve under this Agreement (“JIPC Matters”). The JIPC will determine, approve or resolve JIPC Matters by consensus, with the representative of each Party collectively having one (1) vote on behalf of such Party. In the event that the JIPC does not reach consensus on a JIPC Matter within [**] after the matter is first presented to the JIPC, the JIPC Matter may be referred by either Party to the Executive Officers, who will use reasonable efforts to meet promptly to discuss and resolve such matter. The JIPC shall however have no authority to amend any Strategic IP Plan or this Agreement.
(c)    With respect to resolving a dispute over whether any Third Party Know-How or Patent Rights constitutes Platform Blocking IP or Product Blocking IP pursuant to Section 4.8.3, if, following escalation of the matter to the Executive Officers in accordance with Section 3.4.4(b), the Executive Officers are unable to resolve such matter after [**] from when the Executive Officers first meet, then either Party may refer such matter for resolution to an independent Third Party patent attorney agreed upon by the Parties. Such independent patent attorney will have no less than [**] of expertise in the pharmaceutical or biotechnology industry and relevant expertise in the specific matter at issue and, unless otherwise agreed in writing by the Parties, must not be a current or former employee, contractor, agent, or consultant of either Party or its Affiliates. The Parties will jointly engage such expert and the Parties will share equally the out-of-pocket costs incurred in connection with the engagement of such expert. No more than [**] after the engagement of such expert, such expert will deliver its written decision to the Parties as to whether or not such Third Party Know-How or Patent Rights constitutes Platform Blocking IP or Product Blocking IP as applicable (including a detailed report as to such expert’s rationale for such decision), and such decision will be binding on the Parties.
3.4.5.    Minutes and Reports. The JIPC will document their decisions regarding each Strategic IP Plan in the meeting minutes. The JIPC will draft, distribute and maintain accurate minutes of its meetings, including with respect to all matters discussed at such meeting, in accordance with policies to be agreed by the JIPC.
3.4.6.    Duration. Unless earlier terminated by mutual written consent of the Parties, the JIPC will be in existence until the end of the Term.

ARTICLE 4

LICENSE GRANTS.
Section 4.1.    Research and CMC License to Mersana. Subject to the terms and conditions of this Agreement, and for clarity, if applicable, ATSA Antibody Conditions, ATSA will, and hereby does, grant to Mersana and its Affiliates, a non-exclusive, transferrable (only to the extent set forth in Section 14.2 [**]), sublicensable (only to the extent set forth below in this Section 4.1 [**]), worldwide, royalty-free right and license to and under the ATSA IP solely to conduct (i) its activities under each Research Plan during the applicable Research Program Term, and (ii) its activities under each CMC Plan during the applicable CMC Term. Such license includes [**] the right to grant sublicenses through multiple tiers to Third Party subcontractors who conduct activities under the applicable Research Program on behalf, and under the direction of Mersana or its Affiliates, as applicable, subject to compliance with Section 2.4 and any applicable ATSA Antibody Conditions.
Section 4.2.    Research License to ATSA. Subject to the terms and conditions of this Agreement, Mersana will, and hereby does, grant to ATSA and its Affiliates, a non-exclusive, transferrable (only to the extent set forth in Section 14.2), sublicensable (only to the extent set forth below in this Section 4.2), worldwide, royalty-free right and license to and under the Mersana IP solely to conduct its activities under each Research Plan during the applicable Research Program Term or research activities that are solely relating to the Licensed ADC or Licensed Product during the Term. Such license includes the right to grant sublicenses through multiple tiers to Third Party subcontractors who conduct activities under the applicable Research Program on behalf, and under the direction of ATSA or its Affiliates, as applicable, subject to compliance with Section 2.4.
Section 4.3.    Exclusive Licenses to ATSA. With respect to each Designated Target, subject to the terms and conditions of this Agreement, Mersana will, and does hereby, grant to ATSA an exclusive (even as to Mersana, except to the extent required for Mersana to perform its obligations under this Agreement), irrevocable (except as provided in Section 12.7), transferrable (only to the extent set forth in Section 14.2), sublicensable (only to the extent set forth in Section 4.5), royalty-bearing (a) right and license to and under the Mersana IP and Mersana’s interest to and under the Joint IP, necessary to Exploit (including to conduct its activities under each Research Plan during the applicable Research Program Term) the Licensed ADCs or the Licensed Products, and (b) right to reference to the Mersana Regulatory Documentation in accordance with Article 6, solely in connection with its exercise of its rights under clause (a) of this Section 4.3, in each case ((a) and (b)), solely to Exploit the Licensed ADCs or the Licensed Product Directed to such Designated Target in the Field in the Territory (collectively (a) and (b) with respect to such Designated Target, an “Exclusive License”). For clarity, the Exclusive License does not grant ATSA rights under the Mersana IP to Develop, Manufacture or Commercialize any active ingredient within a Licensed Product that is not the applicable Licensed ADC. Each Exclusive License will continue for the applicable Royalty Term and thereafter, as provided in Section 12.7.4, unless earlier terminated pursuant to Article 12.
Section 4.4.    Unblocking License Upon Termination of Exclusivity or Termination of Agreement. Subject to the terms and conditions of this Agreement, on a Designated Target-by-Designated Target basis and effective upon the earlier of (i) termination of Mersana’s exclusivity obligations under Section 2.8.1 with respect to such Designated Target, and (ii) termination of this Agreement with respect to such Designated Target, ATSA will, and hereby does, grant to Mersana and its Affiliates, a non-exclusive, perpetual, transferrable (only to the extent set forth in Section 14.2), sublicensable (through multiple tiers), worldwide, royalty-free right and license to and under [**]; provided that, the license in this Section 4.4 does not grant Mersana or its Affiliates any right or license to and under (1) any ATSA Background IP or (2) any ATSA Foreground IP specifically related to or covering any ATSA Antibody.
Section 4.5.    Sublicensing. Subject to Section 2.5.2, ATSA will have the right to grant sublicenses under each Exclusive License through multiple tiers to any Affiliate or any Third Party, subject to the applicable terms and conditions of any Future Mersana In-Licenses. As a condition to granting any sublicense hereunder, ATSA will require each Sublicensee to assign to ATSA all Know-How and Patent Rights invented, conceived, or developed by or on behalf of any such Sublicensee, whether alone or with ATSA or a Third Party, that would be Mersana IP if invented, conceived or developed by ATSA (alone or with ATSA) under this Agreement. ATSA will remain obligated for all of its obligations under this Agreement and, as between the Parties, will remain liable for all acts or omissions of its Sublicensees under any Exclusive License. ATSA will promptly (but in any event, within [**]) notify Mersana after granting any sublicense to a Sublicensee under any rights granted to ATSA under the Exclusive License and will provide a copy of the sublicense agreement with such Sublicensee, which agreement may be redacted to remove information not relevant for the purposes of checking compliance with sublicense requirements hereunder. ATSA will make all payments due to Mersana pursuant to this Agreement by reason of achievement of any milestones and royalties set forth herein by any Sublicensee.
Section 4.6.    Compliance with the Mersana In-Licenses. ATSA and its Affiliates will comply with, and ATSA shall cause its Sublicensees to comply with, all obligations, covenants and conditions of any Future Mersana In-Licenses, and any amendments thereto (following written disclosure and notice to ATSA of such Future Mersana In-Licenses), that apply under any Future Mersana In-Licenses to ATSA, its Affiliates or Sublicensees, as applicable.
Section 4.7.    Compliance with ATSA In-Licenses. Mersana and its Affiliates will comply with, and Mersana shall cause its sublicensees to comply with, all obligations, covenants and conditions of any Future ATSA In-Licenses, and any amendments thereto (following written disclosure and notice to Mersana of such Future ATSA In-Licenses), that apply under any Future ATSA In-Licenses to Mersana, its Affiliates or Sublicensees, as applicable, [**].
Section 4.8.    New Third Party Agreements.
4.8.1.    Mersana will be responsible for obtaining, and will have the sole right to obtain, a license to any Platform Blocking IP, and will be responsible for any payment obligations and all other liabilities or costs under such license (but excluding, for clarity, liabilities or costs caused by breach of the agreement by ATSA or costs of ATSA’s compliance with such agreement, which, in each case, shall be borne by ATSA) in accordance with Section 7.4.1. Each Party will notify the other Party when it becomes aware of any Platform Blocking IP necessary to use the Mersana Technology to Research, Develop, Manufacture or otherwise Exploit the Licensed ADCs or the Licensed Products. Upon entering a license for rights to such Platform Blocking IP, Mersana will provide ATSA with a summary of the terms of such license that would apply to ATSA as a sublicensee, as well as a copy of such license, which copy may be redacted with respect to terms that would not be applicable to ATSA. Upon ATSA’s notice to Mersana that it agrees to comply with the terms of such license and provide any information necessary for Mersana to meet its payment obligations under any such license, which notice must be provided within [**] of receipt of such summary of terms by ATSA, and such license will be deemed a Future Mersana In-License under this Agreement, with such in-licensed rights under such agreement being subject to the license grants under Article 4.

4.8.2.    ATSA will be responsible for obtaining, and will have the sole right to obtain, a license to any Product Blocking IP, and will be responsible for any payment obligations and all other liabilities or costs under such license (but excluding, for clarity, liabilities or costs caused by breach of the agreement by Mersana or costs of Mersana’s compliance with such agreement, which, in each case, shall be borne by Mersana) in accordance with Section 7.4.2. Each Party will notify the other Party when it becomes aware of Product Blocking IP necessary to Exploit the Licensed ADCs or the Licensed Products. Upon entering a license for rights to such Product Blocking IP, ATSA will provide Mersana with a summary of the terms of such license that would apply to Mersana as a sublicensee, as well as a copy of such license, which copy may be redacted with respect to terms that would not be applicable to Mersana. Upon Mersana’s notice to ATSA that it agrees to comply with the terms of such license and provide any information necessary for ATSA to meet its payment obligations under any such license, which notice must be provided within [**] of receipt of such summary of terms by Mersana, and such license will be deemed a Future ATSA In-License under this Agreement, with such in-licensed rights under such agreement being subject to the license grants under Article 4. To the extent that ATSA (a) fails to enter an agreement with an applicable Third Party to obtain rights to any Product Blocking IP necessary for Mersana to perform its obligations under this Agreement, or (b) amends a Future ATSA In-License in a manner that causes Mersana to reasonably believe it no longer has sufficient rights under Product Blocking IP necessary to perform its obligations under this Agreement, in each case (a) and (b) as determined by the JIPC under Section 3.4.2(f) (including, if necessary, the dispute resolution process in Section 3.4.4), then Mersana shall be excused from performing, and shall not have liability with respect to the failure to perform, such obligations under this Agreement until it has such rights under Product Blocking IP.
4.8.3.    Any disputes concerning whether any Third Party intellectual property is Platform Blocking IP or Product Blocking IP shall be resolved by the JIPC in accordance with Section 3.4.4.
ARTICLE 5

DEVELOPMENT, COMMERCIALIZATION, SUPPLY AND MANUFACTURING.
Section 5.1.    In General. Subject to Section 5.1.1, ATSA will have the sole right and responsibility, at its sole expense, for all aspects of the Exploitation of Licensed ADCs and Licensed Products, except with respect to those obligations of Mersana in support thereof as provided hereunder, including as set forth in (a) in the Research Plans during the Research Program Term and those activities of Mersana in support thereof in the CMC Plans, and (b) as set forth in Section 5.3 and Article 6.
5.1.1.    Designation of Licensed ADC.
(a)    The first ADC in a Research Program for which an IND is filed with the applicable Regulatory Authorities in any country in the Territory during the applicable Research Program Term shall be deemed the Licensed ADC for the Research Program for the applicable Designated Target, unless the Parties mutually agree in writing to designate a different ADC from such Research Program to be the Licensed ADC. Each Research Program may only have up to one (1) Licensed ADC, and such Licensed ADC must be designated prior to the end of the Research Program Term, either through the filing of an IND for the applicable ADC (or through mutual agreement of the Parties in writing). ATSA acknowledges and agrees that, following the Research Program Term for a Designated Target, the Exclusive License granted to ATSA is limited to Exploiting up to one (1) Licensed ADC and a Licensed Product containing such Licensed

ADC Directed to such Designated Target. ATSA will have the sole and exclusive right to decide which Licensed ADC it will file an IND for in each Research Program.
(b)    [**].
5.1.2.    Diligence. For each Designated Target, ATSA shall use Commercially Reasonable Efforts to (a) Develop and obtain Regulatory Approval (and, if necessary to Commercialize a Licensed Product in such country, Pricing Approval) for the [**] Directed to such Designated Target for [**], and (b) following receipt of Regulatory Approval in [**], Commercialize such Licensed Product in such country.
5.1.3.    Compliance. ATSA will comply with all Applicable Laws (including Good Laboratory Practices, Good Clinical Practices, and Good Manufacturing Practices) in the Exploitation of each Licensed ADC or Licensed Products, and will require its Affiliates and Sublicensees to do the same.
5.1.4.    Right to Subcontract of ATSA. Subject to Section 2.4 as applicable, ATSA may exercise any of its rights, or perform any of its obligations, under this Agreement (including any of the rights licensed in Section 4.3) by subcontracting the exercise or performance of all or any portion of such rights and obligations on ATSA’s behalf; provided that any such subcontractor is bound to applicable provisions of this Agreement, including obligations of confidentiality and assignment of inventions comparable in scope to and consistent with those included herein. Any subcontract granted or entered into by ATSA as contemplated hereunder of the exercise or performance of all or any portion of the rights or obligations that ATSA may have under this Agreement shall not relieve ATSA from any of its obligations under this Agreement.
Section 5.2.    Funding and Progress Reports. ATSA will be solely responsible for funding all costs of the Exploitation of each Licensed Product pursuant to each Exclusive License. ATSA will keep Mersana informed in a timely manner as to the progress of the Development of Licensed Products by delivering reports in accordance with this Section 5.2. After [**] following the expiration of the Research Program Term, on a Licensed Product-by-Licensed Product basis, ATSA will provide Mersana, through its alliance manager identified in accordance with Section 3.1, with written [**] reports that provide a summary of ATSA’s significant activities related to Development and Commercialization of each Licensed Product and the status of Clinical Trials and applications for Regulatory Approval necessary for marketing such Licensed Product. Such reports will be deemed ATSA’s Confidential Information for the purposes of Article 8.
Section 5.3.    Manufacturing.
5.3.1.    Mersana Manufacturing Obligations. Mersana shall (i) Manufacture and supply, and shall perform release, characterization and stability testing on, pre-clinical and, pursuant to a Clinical Supply Agreement, if any, clinical supplies of GLP bulk drug substance of ADCs, including for GLP Toxicology Studies and (ii) perform testing on Licensed Product containing ADCs for a reasonable period of time to be agreed upon by the Parties, in each case ((i) and (ii)), as set forth in the applicable CMC Plan or the Clinical Supply Agreement, as applicable, and in accordance with the terms of this Section 5.3. For clarity, whether under the CMC Plan or a Clinical Supply Agreement (and only during the applicable term thereof), Mersana shall only be obligated to perform (or have performed) Manufacture of the [**], and to conduct testing of such material containing ADCs for GLP Toxicology Studies and clinical studies, and shall not be responsible for any further manufacturing or processing (e.g., drug product or finished product manufacturing).
5.3.2.    Pre-Clinical Supplies of ADCs for Research Plan Activities. In accordance with the applicable CMC Plan for a Designated Target, Mersana shall use Commercially Reasonable Efforts to Manufacture and supply each Party’s requirements of pre-clinical supplies of bulk drug substance of ADCs for use in GLP Toxicology Studies under the Research Plan for such Designated Target, and shall perform release, characterization and stability testing on intermediates and ADCs (up to, but not including, drug product manufacturing, unless otherwise agreed by the Parties), and testing of such ADCs for an agreed period of time, in connection with such supplies. Mersana shall use Commercially Reasonable Efforts to Manufacture and supply such pre-clinical supplies in accordance with the timelines set forth in the CMC Plan.
5.3.3.    Clinical Trial Supplies of Licensed ADCs. If, after Pre-Clinical Development Candidate Designation, ATSA desires for Mersana to continue the Manufacture and supply of Licensed ADCs Directed to Designated Targets for use in Clinical Trials for Licensed Products containing such Licensed ADCs (or testing of clinical supplies of Licensed Product containing Licensed ADCs as agreed by the Parties), then upon ATSA’s request, the Parties will discuss and negotiate in good faith a supply agreement setting forth the terms and conditions applicable to the Manufacture and supply of clinical supplies of the Licensed ADCs (and testing of clinical supplies of Licensed Product containing Licensed ADCs) from Mersana to ATSA (the “Clinical Supply Agreement”) and a related quality agreement. Each Clinical Supply Agreement shall be consistent with the terms of this Section 5.3, and shall contain reasonable and customary terms for agreements of its type and for this type of product and at such product’s stage of development (including terms appropriate for the clinical studies the products will be used for, forecasting and ordering requirements, delivery, termination and indemnification). If ATSA Controls any Know-How or Patent Rights that are necessary to Manufacture clinical supplies of the applicable Licensed ADCs, the Clinical Supply Agreement will also include a license from ATSA to Mersana under Know-How and Patent Rights Controlled by ATSA that is necessary to perform such Manufacturing activities on ATSA’s behalf. Until the Clinical Supply Agreement is executed, the terms set forth in this Section 5.3 shall apply to such clinical supply of Licensed ADCs. For clarity, the Manufacture, supply and testing of such clinical supplies by Mersana will not be included in the CMC Plan for the applicable Designated Target (and, instead, the Manufacture and supply of such clinical supplies will be governed by the Clinical Supply Agreement, if any), but any CMC Development activities necessary to support the Manufacture of such clinical supplies may be included in the CMC Plan for the applicable Designated Target.
5.3.4.    Supply of ATSA Antibodies. All of Mersana’s supply and testing obligations under this Section 5.3 will be subject to ATSA’s delivery of sufficient quantities of the relevant ATSA Antibody that meet the applicable specifications and are otherwise of sufficient quality for use in the Research Program or Clinical Trials, as applicable.
5.3.5.    Costs of Supplies. For preclinical supplies and Phase I Clinical Trial supplies (if the Parties enter into a Clinical Supply Agreement) of ADCs provided by Mersana to ATSA pursuant to this Section 5.3, ATSA will pay Mersana a supply price equal to [**]. The cost of supply for Clinical Trials other than the Phase I Clinical Trial will be set forth in the Clinical Supply Agreement.
5.3.6.    Technology Transfer.

(a)    Subject to the provisions of this Section 5.3.6, for each applicable Licensed ADC, upon ATSA’s request following the initiation of a Phase I Clinical Trial for a Licensed Product containing such Licensed ADC, and in accordance with the applicable Technology Transfer Plan, Mersana shall conduct a technology transfer to ATSA, one of its Affiliates or a CMO that is designated by ATSA for the Manufacturing process for such ADC [**]; provided that ATSA may request such technology transfer prior to [**], Mersana shall, provide such technology transfer. As part of such technology transfer, Mersana shall: (i) [**]; and (ii) [**]. ATSA may delay the timing of such technology transfer services to help enable Manufacturing by ATSA, its Affiliate or its CMO, as applicable, until [**] or, if ATSA elects to have Mersana supply in accordance with Section 5.3.3, ADCs for Clinical Trials, until [**].
(b)    Notwithstanding anything to the contrary in this Agreement, Mersana shall have no obligation to transfer to ATSA or its Affiliates or Sublicensees, and ATSA or its Affiliates or Sublicensees may not practice during the Term, any manufacturing Know-How under the Mersana IP specifically related to the synthesis of the scaffold-linker-payload, and ATSA or its Affiliates or Sublicensees shall only obtain access to such Know-How through Mersana or a Mersana’s CMO under a supply agreement upon mutually agreed terms with Mersana.
(c)    The technology transfer(s) described in this Section 5.3.6 will be conducted for each Designated Target in accordance with a technology transfer plan developed and approved by the JMC (the “Technology Transfer Plan”). Each Technology Transfer Plan will set forth the technology transfer activities to be conducted by the Parties in relation to the Licensed ADC Directed to the applicable Designated Target. Each Technology Transfer Plan shall be accompanied by a budget for the Technology Transfer Costs to be accrued or incurred by Mersana and its Affiliates in conducting the activities described in the Technology Transfer Plan (the “Technology Transfer Budget”).
(d)    Promptly following ATSA’s request to commence a technology transfer with respect to a Designated Target, the initial Technology Transfer Plan for such Designated Target will be developed and approved by the JMC. Each Technology Transfer Plan will include all activities necessary to conduct a technology transfer as described in Section 5.3.6(a) (as limited by Section 5.3.6(b)). Mersana shall provide an initial Technology Transfer Budget proposal to ATSA for each initial Technology Transfer Plan promptly following JMC approval of an initial Technology Transfer Plan, and the JMC will review and discuss the initial Technology Transfer Budget proposal and make revisions as necessary. The Technology Transfer Budget will not go into effect unless and until approved by the JMC. Notwithstanding anything to the contrary herein, Mersana shall not be obligated to perform any Technology Transfer Plan activities until the initial Technology Transfer Plan and the initial Technology Transfer Budget have been approved by the JMC.
(e)    Each Party may, via the JMC, propose changes to a Technology Transfer Plan or Technology Transfer Budget, which will be subject to review and approval by the JMC as provided in Section 3.3.2; provided that any change to the Technology Transfer Plan approved by the JMC that will result in an increase to the Technology Transfer Costs will not become effective until a corresponding change to the Technology Transfer Budget is approved by the JMC.

(f)    ATSA shall reimburse the Technology Transfer Costs accrued or incurred by Mersana and its Affiliates in conducting the technology transfer activities allocated to it in the Technology Transfer Plan in accordance with Section 7.2.
5.3.7.    Use of CMOs. Subject to Section 2.4, Mersana may perform its obligations set forth under this Section 5.3 itself or through a CMO.
5.3.8.    Other Manufacturing of Licensed Products. Other than as expressly provided in this Section 5.3, ATSA shall be responsible for all Manufacturing of the Licensed Products at its cost with respect to activities under this Agreement. For clarity, ATSA will be responsible for the Manufacture of all clinical supplies of Licensed Products, unless otherwise agreed in a Clinical Supply Agreement, and for all commercial supplies of Licensed Products.
Section 5.4.    Commercialization. ATSA will have the sole right to Commercialize the Licensed Products in the Field in the Territory under this Agreement, including to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehouse and distribute the Licensed Products in the Territory and perform or cause to be performed all related services. As between the Parties, ATSA or its subcontractors and/or Sublicensees will handle all returns, recalls or withdrawals, order processing, invoicing, collection, distribution and inventory management with respect to the Licensed Products in the Territory. ATSA will notify Mersana within a reasonable period after commencing any recall of any Licensed Product wherein such recall may be related to Mersana Technology or Mersana’s Manufacture and supply of such Licensed Product to ATSA.
ARTICLE 6

REGULATORY MATTERS.
Section 6.1.    Regulatory Assistance.
6.1.1.    ATSA Rights and Obligations. As between the Parties, ATSA will (a) be solely responsible for, and will solely own, all applications for Regulatory Approval and Pricing Approval with respect to a Licensed Product and (b) have the sole right and responsibility to (i) file all INDs and make all other filings with the Regulatory Authorities, and to otherwise seek all Regulatory Approvals and Pricing Approvals for Licensed Products, in the Territory, as well as to conduct all correspondence and communications with Regulatory Authorities regarding such matters and (ii) report all adverse events to Regulatory Authorities if and to the extent required by Applicable Laws. Promptly following ATSA making a Pre-Clinical Development Candidate Designation with respect to a Licensed Product, Mersana will, and does hereby, assign to ATSA or its designated Affiliate or Sublicensee all of its right, title and interest in and to all Regulatory Documentation, if any, solely and exclusively relating to any applicable Licensed ADC or such Licensed Product.
6.1.2.    Mersana Cooperation. At ATSA’s reasonable request [**], Mersana will consult and cooperate with ATSA in and provide all other reasonable assistance preparing filings and submissions necessary to obtain and maintain Regulatory Approval for each Licensed Product. Such assistance may include (a) providing Mersana Regulatory Documentation to the extent it is able to do so without violating the terms of an agreement with a Third Party and which Mersana Regulatory Documentation may be redacted to remove information not relevant for the purposes hereunder, (b) providing other technical information in Mersana’s Control that is necessary or useful for ATSA in connection with any application for Regulatory Approval or Pricing Approval for the Licensed Product, and (c) providing rights of reference and necessary instruments effectuating such rights to the extent such rights of reference may be granted by Mersana without violating any agreement between Mersana and a Third Party and are necessary or useful in ATSA’s respective filings relating to a Licensed Product. ATSA will compensate Mersana for its Regulatory Assistance Costs in accordance with Section 7.2.
6.1.3.    ATSA Cooperation. At Mersana’s reasonable request [**], ATSA will reasonably assist Mersana in Mersana’s preparation of filings and submissions necessary to obtain and maintain Regulatory Approval for other products Exploited by Mersana or its Affiliates or sublicensees utilizing the Mersana Technology; provided that ATSA shall not be obligated to assist Mersana in connection with any such products Directed to a Designated Target. Such assistance shall solely include providing rights of reference and necessary instruments effectuating such rights to the extent such rights of reference may be granted by ATSA without violating any agreement between ATSA and a Third Party and are necessary in Mersana’s respective filings relating to such product and which rights of reference ATSA hereby grants to Mersana, its Affiliates and licensees upon request by Mersana.
Section 6.2.    Regulatory Participation. ATSA will keep Mersana reasonably informed regarding the status and progress of seeking Regulatory Approval for each Licensed Product, including the following:
6.2.1.    Access to Applications. ATSA will provide to Mersana copies of all Regulatory Documentation related to the Mersana Technology reasonably in advance of such filing or major submission to Regulatory Authorities for Mersana to have a reasonable opportunity to review such filing or submission (and in any event at least [**] in advance). Mersana will provide comments on such proposed Regulatory Documentation, if any, to ATSA as soon as practicable following receipt thereof, and ATSA will consider in good faith any timely comments provided by Mersana. ATSA will provide Mersana final copies of such Regulatory Documentation following such filing or submission to Regulatory Authorities.
6.2.2.    Correspondence. With respect to material communications with Regulatory Authorities related to the Mersana Technology that do not constitute Regulatory Documentation, ATSA will provide Mersana with a reasonable opportunity to review any proposed written communications or discuss with Mersana any proposed oral communications prior to providing such communication or discussing with any Regulatory Authority. Mersana will provide comments on such proposed communications, if any, to ATSA as soon as practicable following receipt thereof, and ATSA will consider in good faith any timely comments provided by Mersana. ATSA will provide Mersana final copies of such written communications with the Regulatory Authorities, or will provide a summary of any oral communications with the Regulatory Authorities, to the extent related to the Licensed Products or the Mersana Technology.
Section 6.3.    Pharmacovigilance. Prior to the clinical Development of the first Licensed Product Directed at a Designated Target, the Parties will discuss and execute a pharmacovigilance agreement (the “Pharmacovigilance Agreement”), which will set forth the responsibilities of each Party with respect to pharmacovigilance matters relating to such Licensed Product. If there is a Licensed Product for the other Designated Target, then the Parties will either amend the Pharmacovigilance Agreement or enter into a new one for that Licensed Product for the other Designated Target. The Pharmacovigilance Agreement will provide for (a) disclosure by ATSA to Mersana of safety data Controlled by ATSA or its Affiliates with respect to the Licensed Products, solely to the extent ATSA determines that such safety data relates to the Mersana Technology and solely for use by Mersana in complying with its regulatory obligations with respect to other Antibody-drug conjugate products that utilize the Mersana

Technology and (b) disclosure by Mersana to ATSA of safety data Controlled by Mersana or its Affiliates with respect to other Antibody-drug conjugate products that utilize the Mersana Technology, solely to the extent Mersana determines that such safety data relates to the Mersana Technology and solely for use by ATSA in complying with its regulatory obligations with respect to the Licensed Products. The Parties will update the Pharmacovigilance Agreement from time to time as needed to properly reflect the status of the marketing and sale of each Licensed Product and the relevant pharmacovigilance regulations in the Territory. ATSA will maintain the global safety database for each Licensed Product and will establish and maintain all necessary pharmacovigilance requirements for a Licensed Product in full compliance with all Applicable Laws and requirements of the Regulatory Authorities in the Territory. Mersana will establish and maintain appropriate pharmacovigilance systems to fulfill its responsibilities under the Pharmacovigilance Agreement.
ARTICLE 7

FEES, MILESTONES, AND ROYALTIES.
Section 7.1.    Upfront Fee. After the Effective Date, within forty-five (45) days after receipt of the corresponding invoice from Mersana, ATSA will pay to Mersana, a one-time, non-refundable, non-creditable, upfront fee of Thirty Million Dollars ($30,000,000.00) (the “Upfront Fee”).
Section 7.2.    CMC Costs; Technology Transfer Costs; Regulatory Costs.
7.2.1.    CMC Costs.
(a)    [**] Estimated Pre-Payment. Within [**] of the approval of the [**] CMC Budget by the JMC, and prior to the start of each [**] thereafter during the CMC Term, Mersana will invoice ATSA for, an amount equal to [**] of the applicable CMC Budget amount for such [**] (“Estimated Pre-Payment”). ATSA will make the Estimated Pre-Payment within [**] of receipt of the corresponding invoice.
(b)    Reconciliation. Within [**] after the end of each [**] during each CMC Term (including any partial [**] at the end of a CMC Term), Mersana will provide ATSA with a reasonably detailed reconciliation report evidencing (1) the CMC Costs actually accrued or incurred by Mersana during such [**], (2) the amounts pre-paid by ATSA for such [**] and (3) as the case may be ((i) or (ii)), (i) the amount by which the CMC Costs actually accrued or incurred by Mersana during such [**] exceed the amounts pre-paid by ATSA for such [**], or (ii) the Overage for such [**]. Such reconciliation report shall include reasonable supporting information and documentation (including related supporting third party invoices as applicable) concerning the CMC Costs actually accrued or incurred during such [**]. If such CMC Costs exceed amounts pre-paid by ATSA for such [**], they will be paid by ATSA within [**] following receipt of an invoice covering such amounts exceeding the pre-paid CMC Costs. Such invoice shall be provided to ATSA concurrently with the reconciliation report. Any amounts pre-paid by ATSA for such [**], that exceed the CMC Costs actually accrued or incurred by Mersana during such [**] (such excess amount, the “Overage”), will be refunded by Mersana to ATSA within [**] following the end of such [**]. Any disputes on accrued or incurred costs and significant discrepancies to the cost projections agreed upon in the CMC Plan and quarterly CMC Budget shall be discussed in the JMC.

7.2.2.    Technology Transfer Costs. For each Designated Target, ATSA shall pay Mersana on a [**] basis in arrears for the Technology Transfer Costs actually accrued or incurred by Mersana and its Affiliates in line with Mersana’s Accounting Standards during the foregoing [**]. Mersana shall invoice ATSA for such costs after the end of each [**], with each invoice accompanied by a reasonable supporting explanation and documentation for such invoiced amounts. Any disputes on accrued or incurred costs and significant discrepancies to the Technology Transfer Plan and Technology Transfer Budget shall be discussed in the JMC.
7.2.3.    Regulatory Costs. Prior to Mersana’s commencement of regulatory activities pursuant to Section 6.1, the Parties will meet to discuss the scope of activities that Mersana shall be required to perform and related cost projections. ATSA shall pay Mersana on a [**] basis in arrears for the Regulatory Assistance Costs actually accrued or incurred by Mersana and its Affiliates in line with Mersana’s Accounting Standards during the foregoing [**]. Mersana shall invoice ATSA for such costs after the end of each [**], with each invoice accompanied by a reasonable supporting explanation and documentation for such invoiced amounts. Any disputes on accrued or incurred costs and significant discrepancies to the cost projection shall be discussed in the JRC.
7.2.4.    Payments. ATSA will pay Mersana the undisputed amounts set forth in any invoice submitted pursuant to this Section 7.2 within [**] after receipt of the applicable invoice by ATSA. ATSA may request and Mersana shall provide reasonably available records and Third Party invoices to substantiate the invoiced costs and expenses. Mersana will not double charge ATSA for any costs or expenses subject to reimbursement under this Section 7.2.
Section 7.3.    Royalties Payable by ATSA.
7.3.1.    Royalties. On a Licensed Product-by-Licensed Product and country-by-country basis, ATSA will pay to Mersana royalties on worldwide annual aggregate Net Sales of each Licensed Product for each Calendar Year at the following rates as set forth below, whereby it is understood that a higher royalty rate shall only be payable for that portion of Net Sales that exceeds the threshold of sales that determines such higher royalty rate:

Worldwide annual Net Sales of the Licensed Product for each Calendar Year	Royalty rate
For Net Sales of the Licensed Product up to and including $[**]	[**]%
For that portion of Net Sales of the Licensed Product that is greater than $[**] up to and including $[**]	[**]%
For that portion of Net Sales of the Licensed that is greater than $[**] up to and including $[**]	[**]%
For that portion of Net Sales of the Licensed Product that is greater than $[**] up to and including $[**]	[**]%
For that portion of Net Sales of the Licensed Product that is greater than $[**]	[**]%

7.3.2.    Royalty Example. For avoidance of doubt, the incremental royalty rates set forth in Section 7.3.1 will only apply to that portion of the Net Sales that falls within the indicated range of sales. By way of example only if, during a Calendar Year, Net Sales of a Licensed Product was equal to $[**], the royalty payable by ATSA would be calculated by [**]. For purposes of determining whether a royalty threshold has been attained, only Net Sales that are subject to a royalty payment shall be included in the total amount of Net Sales and any Net

Sales that are not subject to a royalty payment shall be excluded. In addition, in no event shall the manufacture of a Licensed Product, give rise to a royalty obligation. The obligation to pay royalties will be imposed only once with respect to the same unit of Licensed Product sold by ATSA, its Affiliates or Sublicensees.
7.3.3.    Royalty Term. ATSA’s obligation to pay royalties under Section 7.3.1 will commence on the First Commercial Sale of a Licensed Product constituting Net Sales and continue on a country-by-country and Licensed Product-by-Licensed Product basis until the latest to occur of (a) the expiration of the last-to-expire Valid Patent Claim of any ATSA ADC Patent covering or claiming the composition of matter of any Licensed ADC incorporated in such Licensed Product in such country, (b) the expiration of Regulatory Exclusivity for the Licensed Product in such country, and (c) ten (10) years following the date of First Commercial Sale of such Licensed Product in such country (the “Royalty Term”).
7.3.4.    Compulsory License. In the event that Mersana or ATSA receives a request for a Compulsory License anywhere in the world, it shall promptly notify the other Party. If any Third Party obtains a Compulsory License in any country, then Mersana or ATSA (whoever has first notice) shall promptly notify the other Party. [**].
7.3.5.    Royalty Adjustments for No Patent Right Coverage. On a country-by-country and Licensed Product-by-Licensed Product basis during the Royalty Term, at such time that (a) there is no Valid Patent Claim of any ATSA ADC Patent covering or claiming the composition of matter of any Licensed ADC incorporated in such Licensed Product in such country, and (b) there is no Regulatory Exclusivity in such country, then the amount of payment owed pursuant to Section 7.3.1 with respect to Net Sales of such Licensed Product in such country will be reduced by [**] percent ([**]%) for purposes of determining the amount that would otherwise be due pursuant to Section 7.3.1.
Section 7.4.    Third Party Agreements. With respect to Third Party royalties, milestones, reimbursement or other payment obligations or other liabilities or costs that become due under or arise in relation to existing or future in-license or other collaboration agreements with respect to Licensed ADCs or Licensed Products, the Parties agree as follows:
7.4.1.    Mersana will be responsible for any payment obligations (including license fees, royalties, milestones or reimbursements), liabilities or costs that become due and payable or arise under any license agreement (but excluding, for clarity, liabilities or costs caused by breach of the agreement by ATSA or costs of ATSA’s compliance with such agreement, which, in each case, shall be borne by ATSA) it has entered into or will enter into after the Effective Date with Third Parties to obtain rights to Platform Blocking IP (including any Future Mersana In-License). ATSA will provide any information requested by Mersana in the manner and on the schedule so requested by Mersana in order for Mersana to meet its payment obligations under any such license agreement (including any such Future Mersana In-License) pursuant to this Section 7.4.1. In the event that Mersana shall fail to make any undisputed payment when due under a Future Mersana In-License, then ATSA shall have the right to make such payment on behalf of Mersana. In such event, Mersana shall promptly reimburse ATSA any such amounts paid by ATSA or, at ATSA’s election, ATSA may offset such amounts paid by ATSA against any amounts payable to Mersana hereunder.
7.4.2.    ATSA will be responsible for obtaining any necessary rights to Third Party Know-How or Patent Rights that are necessary for use of the Designated Target or ATSA Antibody or for the Exploitation of any Licensed ADC or Licensed Product (except to the extent constituting Platform Blocking IP, for which Mersana would be responsible as set forth above), and will be solely responsible for any payment obligations (including license fees, royalties, milestones or reimbursements), liabilities or costs that become due and payable or arise under any license agreements it has entered into or will enter into after the Effective Date with Third Parties to obtain rights to Product Blocking IP (including any Future ATSA In-License), but excluding, for clarity, liabilities or costs caused by breach of the agreement by Mersana or costs of Mersana’s compliance with such agreement, which, in each case, shall be borne by Mersana, and except to the extent such become due and payable or arise in relation to Platform Blocking IP, for which Mersana would be responsible as set forth above.
7.4.3.    Royalty Payment Terms. Royalties shown to have accrued by each Royalty Report provided for under Section 7.12. will be due on the date such Royalty Report is due pursuant to Section 7.12.
Section 7.5.    Development Milestone Payments. ATSA shall promptly notify Mersana after the first occurrence of each event set forth in the table below with respect to each Designated Target under the Agreement, as applicable, to achieve such event and pay to Mersana the following milestone payments within [**] following the receipt of the corresponding invoice from Mersana:

No.	Development Milestone Event	Development Milestone Payment
[**]
1.	[**]	[**]
2.	[**]	[**]
3.	[**]	[**]
[**]
4.	[**]	[**]
5.	[**]	[**]
6.	[**]	[**]
7.	[**]	[**]
8.	[**]	[**]
9.	[**]	[**]
[**]

10.	[**]	[**]
11.	[**]	[**]
12.	[**]	[**]
13.	[**]	[**]
14.	[**]	[**]
15.	[**]	[**]
16.	[**]	[**]
17.	[**]	[**]
18.	[**]	[**]

For clarity, with respect to each of Development Milestones 1-18, the milestone payments to be made under this Agreement shall be due and payable only once per Designated Target under the Agreement.

7.5.1.    Skipped Development Milestones. On a Designated Target-by-Designated Target basis,
(a)    if Development Milestone Event [**] or [**] has not occurred with respect to a Designated Target before Development Milestone Event [**] occurs with respect to such Designated Target, then Development Milestone Event [**] or [**], as applicable, will be deemed to have occurred with respect to such Designated Target on the same date as the occurrence of Development Milestone Event [**] with respect to such Designated Target.
(b)    (i) if Development Milestone Event [**] has not occurred with respect to a Designated Target before Development Milestone Event [**] occurs with respect to such Designated Target, then Development Milestone Event [**] will be deemed to have occurred with respect to such Designated Target on the same date as the occurrence of Development Milestone Event [**] with respect to such Designated Target, and (ii) if Development Milestone Event [**] has not occurred with respect to a Designated Target before Development Milestone Event [**] occurs with respect to such Designated Target, then Development Milestone Event [**] will be deemed to have occurred with respect to such Designated Target on the same date as the occurrence of Development Milestone Event [**] with respect to such Designated Target, and
(c)    if any of Development Milestone Events [**] or [**] has not occurred with respect to a Designated Target before (i) [**] with respect to a Licensed Product Directed to such Designated Target, or (ii) the date Development Milestone Event [**] occurs with respect to such Designated Target, then such Development Milestone Event will be deemed to have occurred with respect to such Designated Target on the same date that is the earlier to occur of (c)(i) and (c)(ii) with respect to such Designated Target
(d)    if any of Development Milestone Events [**] or [**] has not occurred with respect to a Designated Target before (i) [**] with respect to a Licensed Product Directed to such Designated Target, or (ii) the date Development Milestone Event [**] occurs with respect to such Designated Target, then such Development Milestone Event will be deemed to have occurred with respect to such Designated Target on the same date that is the earlier to occur of (d)(i) and (d)(ii) with respect to such Designated Target and
(e)    if Development Milestone Events [**] has not occurred with respect to a Designated Target before (i) [**] with respect to a Licensed Product Directed to such Designated Target, or (ii) the date Development Milestone Event [**] occurs with respect to such Designated Target, then such Development Milestone Event will be deemed to have occurred with respect to such Designated Target on the same date that is the earlier to occur of (e)(i) and (e)(ii) with respect to such Designated Target
Section 7.6.    Sales Milestone Payments.
7.6.1.    Sales Milestones. On a Licensed Product-by-Licensed Product basis, with respect to each Licensed Product, ATSA shall notify Mersana within [**] after the end of the Calendar Quarter in which the annual aggregate Net Sales of such Licensed Product in the Territory first reach the following thresholds and will pay to Mersana the following sales milestone payments within [**] after receipt of the corresponding invoice from Mersana:

First Calendar Year in which the worldwide annual Net Sales of Licensed Product are	Payment
Greater than $[**]	[**]
Greater than $[**]	[**]
Greater than $[**]	[**]
Greater than $[**]	[**]

Parties agree that for the purposes of this Section 7.6, Net Sales shall be calculated on the basis of total royalty bearing Net Sales in all Indications for such Licensed Product.
7.6.2.    Sales Milestones Payment Limitations. Each sales milestone payment is separate and may only be earned once for each Licensed Product, irrespective of the number of times such thresholds are achieved for such Licensed Product, but if more than one royalty bearing Net Sales threshold is reached in the same Calendar Year, all corresponding sales milestone payments will be payable during such Calendar Year provided they had not been previously triggered. For example, if annual worldwide royalty bearing Net Sales of a Licensed Product first reach $[**] in Calendar Year 1, [**].
Section 7.7.    Payment Method. All payments by ATSA to Mersana under this Agreement will be paid in United States Dollars, and all such payments will be made by bank wire transfer in immediately available funds to the bank account designated by Mersana in writing; provided, that such account information is provided to ATSA at least [**] prior to any such payment becoming due hereunder.
Section 7.8.    Invoicing. Invoices sent by Mersana to ATSA shall include the purchase order number provided by ATSA to Mersana,. If ATSA fails to provide such purchase order number to Mersana at the time of invoicing, ATSA shall upon written request from Mersana provide such purchase order number without undue delay. Invoices shall be sent via email to:
[**]

Section 7.9.    Late Payments. All payments under this Agreement shall earn interest from the date due until paid at a per annum rate equal to the lesser of (a) the maximum rate permissible under Applicable Laws and (b) [**] percent ([**]%) above the monthly SOFR (secured overnight financing rate) or any other successor US benchmark rate, if applicable, measured at 2 p.m. New York, USA time on the date payment is due. Interest will be calculated on a 365/360 basis.
Section 7.10.    Legal Restrictions. If at any time legal restrictions prevent the remittance by ATSA of all or any part of royalties due on Net Sales in any country, ATSA shall have the right and option, solely during the period such legal restriction is in effect, to make such payment by depositing the amount thereof in local currency to an account in the name of Mersana in a bank or other depository selected by Mersana in such country; provided that ATSA will first use commercially reasonable efforts to cooperate with Mersana in finding an alternative method to make such payment to Mersana in accordance with Section 7.7, including by making the applicable payment to Mersana through another Affiliate of ATSA.
Section 7.11.    Taxes.
7.11.1.    Withholding Taxes. Except as otherwise provided below, all amounts due from ATSA to Mersana under this Agreement are net amounts. ATSA will be entitled to deduct the amount of any withholding Taxes payable or required by Applicable Laws to be withheld by ATSA, its Affiliates or Sublicensees, to the extent ATSA, its Affiliates or Sublicensees pay such withheld amounts to the appropriate Governmental Authority on behalf of Mersana. ATSA will use Commercially Reasonable Efforts to minimize any such Taxes, levies or charges required to be withheld on behalf of Mersana by ATSA, its Affiliates or Sublicensees. ATSA promptly will deliver to Mersana proof of payment of all such Taxes, levies and other charges, together with copies of all communications from or with such Governmental Authority with respect thereto, and other supporting documentation as may be required by the Governmental Authority, and will cooperate with Mersana in seeking any related Tax exemption or credits that may be available to Mersana with respect thereto.
7.11.2.    Value Added Tax (VAT). For indirect tax (VAT, GST, sales tax and similar taxes, duties or levies, whether of Switzerland, the United States or elsewhere collectively referred to as “VAT”) purposes, amounts payable under this Agreement shall be understood as net amounts, i.e. statutory VAT is to be added, if applicable, either additionally invoiced and paid or self-accounted by recipient of supply according to applicable VAT law. The invoicing party is obliged to issue an invoice for all payable amounts under this Agreement in accordance with applicable VAT law and irrespective of whether the sums may be netted for settlement purposes. The invoicing party shall comply with any additional reasonable requests of invoiced party in relation to such invoices. The parties shall cooperate in any way reasonably requested, to obtain available reductions, credits or refunds of any VAT amount attributable to the supply under this agreement, if applicable. The parties shall cooperate in any way reasonably requested to enable VAT compliant behavior including providing evidence for VAT purposes in accordance with applicable VAT law
Section 7.12.    Royalty Reports and Accounting.
7.12.1.    Royalty Reports, Payments and Exchange Rates.
(a)    Royalty Reports and Payments. Within [**] after the end of each Calendar Quarter during which Licensed Products have been sold, ATSA shall deliver to Mersana, together with the applicable royalty payment due, a written report (each, a “Royalty Report”). Each such Royalty Report shall be deemed “Confidential Information” of ATSA subject to the obligations of Article 8 and shall include on a Licensed Product-by-Licensed Product and a country-by-country basis in reasonable detail:
(i)    [**];
(ii)    [**]; and
(iii)    [**].
(b)    Exchange Rates. With respect to sales not denominated in United States Dollars, ATSA shall convert each applicable sales in foreign currency into United States Dollars by using the then-current and reasonable standard exchange rate methodology applied in MRKDG’s external reporting. Based on the resulting sales in United States Dollars, the then applicable royalties shall be calculated. The Parties may vary the method of payment set forth herein at any time upon mutual agreement, and any change shall be consistent with the Applicable Laws at the place of payment or remittance. Any payment which falls due on a date which is not a Business Day may be made on the next succeeding Business Day.

7.12.2.    Audits.
(a)    Upon the written request of Mersana and with at least [**] prior written notice, but not more than [**], ATSA will permit an independent certified public accounting firm of internationally recognized standing, selected by Mersana and reasonably acceptable to ATSA, at Mersana’s sole cost and expense (except as set forth in this Section 7.12.2), to have access during normal business hours to such of the records of ATSA as required to be maintained under this Agreement to verify the accuracy of the Royalty Reports due hereunder. Such accountants may audit records relating to Royalty Reports made for any year ending not more than [**] prior to the date of such request. The accounting firm will disclose to Mersana only whether the Royalty Reports were correct or not, and the specific details concerning any discrepancies and such information will be shared at the same time with ATSA. No other information obtained by such accountants will be shared with Mersana.
(b)    If such accounting firm concludes that any royalties were owed but not paid to Mersana, ATSA will pay the additional royalties within [**] following the date Mersana delivers to ATSA such accounting firm’s written report so concluding, together with the interest payment required by Section 7.10. The fees charged by such accounting firm will be paid by Mersana; provided, that if the audit discloses that the royalties payable by ATSA for the audited period are more than [**] percent ([**]%) of the royalties actually paid for such period, then ATSA will pay the reasonable fees and expenses charged by such accounting firm. If such accounting firm concludes that the royalties paid were more than what was owed during such period, Mersana will refund the overpayments within [**] following the date Mersana receives such accounting firm’s written report so concluding.
(c)    Upon the written request of ATSA and with at least [**] prior written notice, but not more than [**], Mersana will permit an independent certified public accounting firm of internationally recognized standing, selected by ATSA and reasonably acceptable to Mersana, at ATSA’s sole cost and expense, to have access during normal business hours to such of the records of Mersana as required to be maintained under this Agreement to verify the accuracy of the total of the CMC Costs, Technology Transfer Costs and Regulatory Assistance Costs (collectively, the “Reimbursed Costs”) due hereunder. Such accountants may audit such records made for any year ending not more than [**] prior to the date of such request. The accounting firm will disclose to ATSA only whether the total Reimbursed Costs were correct or not, and the specific details concerning any discrepancies and such information will be shared at the same time with Mersana. No other information obtained by such accountants will be shared with ATSA.
(d)    If such accounting firm concludes that the total Reimbursed Costs were paid but not owed to Mersana, Mersana will refund or reimburse ATSA such overpaid amounts within [**] following the date ATSA delivers to Mersana such accounting firm’s written report so concluding, together with the interest payment required by Section 7.10. The fees charged by such accounting firm will be paid by ATSA; provided, that if the audit discloses that the total Reimbursed Costs payable by ATSA for the audited period are less than [**] percent ([**]%) of such amounts actually paid for such period, then Mersana will pay the reasonable fees and expenses charged by such accounting firm. If such accounting firm concludes that the total Reimbursed Costs paid were less than what was owed during such period, ATSA will pay the amount of such underpayment within [**] following the date ATSA receives such accounting firm’s written report so concluding.
7.12.3.    Confidential Financial Information. Each Party will treat all financial information of the other Party subject to review under this Article 7 or under any sublicense agreement of the other Party as Confidential Information of such other Party as set forth in

Article 8, and will cause its accounting firm to retain all such financial information in confidence under terms substantially similar to those set forth in Article 8 and with respect to each inspection, the independent accounting firm will be obliged to execute for each Party’s benefit a reasonable confidentiality agreement prior to commencing any such inspection.
ARTICLE 8

CONFIDENTIALITY.
Section 8.1.    Non-Disclosure Obligations. Except as otherwise provided in Article 8 or the ATSA Antibody Conditions during the Term and for a period of [**] thereafter, each Party and their respective Affiliates will maintain in confidence, and use only for purposes as expressly authorized and contemplated by this Agreement, all Confidential Information of the other Party. The terms of this Agreement and Confidential Information consisting of Joint Know-How will be Confidential Information of both Parties (and both Parties will be deemed the receiving Party with respect thereto). Each Party will use at least the same standard of care as it uses (but not less than reasonable care) to protect its own Confidential Information and ensure that its and its Affiliates’ and Sublicensees’ employees, agents, consultants and other contractors only make use of the other Party’s Confidential Information for purposes as expressly authorized and contemplated by this Agreement and do not disclose or make any unauthorized use of such Confidential Information.
Section 8.2.    Permitted Disclosures.
8.2.1.    Exceptions. The provisions of Section 8.1 will not apply to information, documents or materials that the receiving Party can conclusively establish:
(a)    have become published or otherwise entered the public domain or become generally available to the public other than by breach of this Agreement by the receiving Party or its Affiliates;
(b)    are permitted to be disclosed by prior written consent of the other Party;
(c)    have become known to the receiving Party by a Third Party, provided such Confidential Information was not obtained by such Third Party directly or indirectly from the disclosing Party on a confidential basis;
(d)    prior to disclosure under this Agreement, were already in the possession of the receiving Party, its Affiliates or Sublicensees; or
(e)    have been independently developed by or for the receiving Party without reference to the disclosing Party’s Confidential Information;
8.2.2.    Limitations on Exceptions. The exceptions described in Section 8.2.1(d) and Section 8.2.1(e) will not apply with respect to Confidential Information constituting (a) Mersana Know-How that was originally invented, conceived or developed by ATSA or (b) ATSA Know-How that was originally invented, conceived or developed by Mersana.
8.2.3.    Other Permitted Disclosures. Except as otherwise set forth in the ATSA Antibody Conditions, each Party may also disclose Confidential Information as set forth below in this Section 8.2.3. Notwithstanding the disclosures permitted under this Section 8.2.3, any Confidential Information so disclosed will remain subject to the confidentiality obligations of Section 8.1, unless and until any exceptions described in Section 8.2.1 will apply. Either Party may disclose Confidential Information to the extent such disclosure is made:
(a)    in response to a valid order of a court of competent jurisdiction or other Governmental Authority or Regulatory Authority or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by Applicable Laws, including by reason of filing with securities regulators (including the rules and regulations of any stock exchange or trading market on which the disclosing Party’s (or its parent’s) securities are traded); provided, that the receiving Party where reasonably practicable will first have given notice to the disclosing Party and given the disclosing Party a reasonable opportunity to quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order or requirement be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; provided, further, that the Confidential Information disclosed in response to such court or governmental order or Applicable Laws will be limited to that information which is legally required to be disclosed in response to such court or governmental order or Applicable Laws (including the rules and regulations of any stock exchange or trading market on which the disclosing Party’s (or its parent’s) securities are traded);
(b)    solely to the extent reasonably necessary in a patent application claiming ATSA ADC Patents, ATSA Product Patents or Mersana Patents made hereunder to be filed with the United States Patent and Trademark Office or any similar foreign agency; provided, that the Party filing the patent will provide at least [**] prior written notice of such disclosure to the other Party and take reasonable and lawful actions to avoid or minimize the degree of disclosure;
(c)    by ATSA, to a Regulatory Authority, as reasonably required or useful in connection with any filing, submission or communication with respect to any Licensed ADC or Licensed Product; provided, that reasonable measures will be taken to assure confidential treatment of such information, to the extent such protection is available;
(d)    to an actual or potential Sublicensee as permitted hereunder; provided, that such Sublicensee or licensee is then subject to obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein and ATSA otherwise complies with Section 4.6; and
(e)    by Mersana to actual or potential strategic partners, investors or acquirers; provided, that such disclosures will be limited to the terms of this Agreement and [**]; provided, further, that, in each case, such Third Party recipient is then subject to obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein, except that the term of any such obligation shall be customary for the nature of the other party.
(f)    To a licensee of Joint Know-How as permitted hereunder, provided that disclosure of Confidential Information to a licensee of Joint Know-How is restricted to that portion of Confidential Information that comprises the Joint Know-How and is thus Confidential Information of both Parties; and further provided, that such licensee is then subject to obligations of confidentiality and limitations on use of such Confidential Information substantially similar to those contained herein.

Section 8.3.    Specific Restrictions with respect to Primary Target Information and Related ATSA Antibodies. For clarity, any specific confidentiality restrictions set forth in Schedule 1.1.10 for ATSA Antibodies shall apply in addition to and as lex specialis to the confidentiality provisions set forth in this Article 8.
Section 8.4.    Press Releases and Other Disclosures to Third Parties. Neither Mersana nor ATSA will, without the prior consent of the other, issue any press release or make any other public announcement or furnish any statement to any person or entity (other than either Party’s respective Affiliates) concerning the existence of this Agreement, its terms and the transactions contemplated hereby, except for (a) an initial press release mutually agreed upon by the Parties and substantially in the form attached hereto as Schedule 8.4, (b) disclosures made in compliance with Section 8.1, Section 8.2, Section 8.3 and Section 8.4, (c) disclosures made to attorneys, consultants, and accountants retained to represent the Parties in connection with the negotiation and consummation of the transactions contemplated hereby, and (d) press releases by ATSA, [**], regarding ATSA’s activities under this Agreement with respect to a Licensed Product following ATSA making a Pre-Clinical Development Candidate Designation with respect thereto, with Mersana being provided a courtesy copy of such press release. In addition, if so required, first approval by a Party of the contents of a press release or public disclosure will constitute permission of a Party to use such same contents subsequently, without submission of the press release or public disclosure to a Party for approval.
Section 8.5.    Use of Name. Except as expressly provided herein, neither Party will mention or otherwise use the name, logo or trademark of the other Party or any of its Affiliates or any of its or their Sublicensees (or any abbreviation or adaptation thereof) (including any Product Trademark) in any publication, press release, marketing and promotional material or other form of publicity without the prior written consent of such other Party. The restrictions imposed by this Section 8.5 will not prohibit either Party from making any disclosure identifying the other Party (a) to the extent required in connection with its exercise of its rights or obligations under this Agreement or (b) that is required by Applicable Laws or the rules of a stock exchange on which the securities of the disclosing Party are listed (or to which an application for listing has been submitted).
Section 8.6.    Publications Regarding Results of the Research Program. Neither Party may publish, present or announce results of the Research Programs or Development of Licensed ADCs or Licensed Products hereunder either orally or in writing (a “Publication”) without complying with the provisions of this Section 8.6. A Party wishing to make a Publication will provide the other Party with a copy of the proposed Publication. The other Party will have [**] from receipt of a proposed Publication to provide comments or proposed changes to the publishing Party. The publishing Party will take into good faith account the comments or proposed changes made by the other Party on any Publication and will agree to designate employees or others acting on behalf of the other Party as co-authors on any Publication describing results to which such persons have contributed in accordance with standards applicable to authorship of scientific publications. If the other Party reasonably determines that the Publication would entail the public disclosure of such Party’s Confidential Information or of a patentable invention upon which a patent application should be filed prior to any such disclosure, submission of the concerned Publication to Third Parties will be delayed for such period as may be reasonably necessary for deleting any such Confidential Information of the other Party (if the other Party has requested deletion thereof from the proposed Publication), or the drafting and filing of a patent application covering or claiming such invention, provided such additional period will not exceed [**] from the date the publishing Party first provided the proposed Publication to the other Party. Notwithstanding anything to the contrary in the foregoing, with respect to any Publications by investigators, such materials will be subject to review by Mersana under this Section 8.6 only to the extent that ATSA has the right to review such Publications, and ATSA will use Commercially Reasonable Efforts to obtain such right. For clarity, Mersana may make publications, presentations and announcements with respect to the Mersana Technology and Mersana IP without the prior written consent of ATSA and without complying with the process outlined in this Section 8.6; provided that, such publication, presentation or announcement does not include the results of the Research Programs or Development of Licensed ADCs or Licensed Products or other Confidential Information of ATSA hereunder.
Section 8.7.    Return of Confidential Information. Upon the effective date of the termination or expiration of this Agreement for any reason with respect to a Designated Target (with termination or expiration of the entire Agreement being deemed termination or expiration of all Designated Targets), with respect to Confidential Information to which such non-requesting Party does not retain rights under the surviving provisions of this Agreement, each Party will, upon and in accordance with the other Party’s request in writing, either: (i) promptly destroy all copies of such Confidential Information of the requesting Party related to such Designated Target in the possession or control of the non-requesting Party and confirm such destruction in writing to the requesting Party; or (ii) promptly deliver to the requesting Party, at the non-requesting Party’s sole cost and expense, all copies of such Confidential Information of the requesting Party related to such Designated Target in the possession or control of the non-requesting Party. Notwithstanding the foregoing, the non-requesting Party will be permitted to retain such Confidential Information (A) to the extent necessary or useful for purposes of performing any continuing obligations or exercising any ongoing rights hereunder and, in any event, a single copy of such Confidential Information for archival purposes and (B) in any computer records or files containing such Confidential Information that have been created solely by such non-requesting Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such non-requesting Party’s standard archiving and back-up procedures, but not for any other uses or purposes. All Confidential Information will continue to be subject to the terms of this Agreement for the period set forth in Section 8.1.
ARTICLE 9

INVENTIONS AND PATENTS.
Section 9.1.    Notifications, Assignments. Each Party shall fully disclose in writing to the other Party any inventions within the Foreground IP that are discovered, developed, or invented by or on behalf of such Party, independent of whether or not such Foreground IP is protectable under any Applicable Laws, within [**] from such Party’s awareness of such invention. Such disclosure will (A) be made promptly and in any event reasonably prior to the filing of any patent application with respect to such Foreground IP, and (B) include all invention disclosures or other similar documents submitted to such Party by its or its Affiliates’ employees, independent contractors, or other agents relating thereto.
Section 9.2.    Ownership of Intellectual Property.
9.2.1.    Mersana Rights. The Parties acknowledge and agree that Mersana is and will be the sole and exclusive owner of all right, title and interest in and to any Mersana IP.
9.2.2.    ATSA Rights. The Parties acknowledge and agree that ATSA is and will be the sole and exclusive owner of all right, title and interest in and to any ATSA IP.

9.2.3.    Joint IP. The Parties acknowledge and agree that the Parties will each own an equal, undivided interest in Joint IP. Each Party will have the right to Exploit the Joint IP and to grant a license under its interest in the Joint IP without a duty of seeking consent of or accounting to the other Party, which consent, to the extent required, is hereby deemed provided.
9.2.4.    Assignment of Rights. ATSA will and hereby does assign to Mersana, and will cause each of its officers, directors, employees, Affiliates, sublicensees (including any Sublicensees), subcontractors and agents to assign to Mersana, without additional compensation, (a) all of its right, title and interest in and to Mersana IP, and (b) a joint undivided right, title and interest under its right, title and interest under the Joint IP. Mersana will and hereby does assign to ATSA, and will cause each of its officers, directors, employees, Affiliates, sublicensees, subcontractors and agents to assign to ATSA, without additional compensation, (a) all of its right, title and interest in and to the ATSA IP, and (b) a joint undivided right, title and interest under its right, title and interest under the Joint IP.
Section 9.3.    Patent Prosecution and Maintenance.
9.3.1.    Mersana Patents. Mersana will have the sole right and authority, but not the obligation, to prepare, file, prosecute and maintain the Mersana Patents on a worldwide basis and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case, at Mersana’s sole expense.
9.3.2.    ATSA Patents. Subject to Section 9.3.3, ATSA will have the sole right and authority, but not the obligation, to prepare, file, prosecute and maintain the ATSA Patents on a worldwide basis, and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case, at ATSA’s sole expense.
9.3.3.    ATSA ADC Patents and ATSA Product Patents. Subject to Section 9.3.6, ATSA will have the sole right and authority, but not the obligation, to prepare, file, prosecute and maintain the ATSA ADC Patents and the ATSA Product Patent covering or claiming such Licensed ADC or Licensed Product on a worldwide basis and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, in each case, at ATSA’s sole expense. With regard to each ATSA ADC Patent and ATSA Product Patent, ATSA will have the exclusive right to decide whether to opt-in or opt-out of the EU Unitary Patent System, and Mersana will make any required statements and filings accordingly. For clarity, “to opt-in or opt-out” refers to both the right to have or have not a European patent application or an issued European patent registered to have unitary effect within the meaning of Regulation (EU) No 1257/2012 of December 17, 2012 as well as the Agreement on the Unified Patent Court as of February 19, 2013; and to the right to opt-in or opt-out from the exclusive competence of the Unified Patent Court in accordance with Article 83 (3) of that Agreement on the Unified Patent Court.
9.3.4.    Joint Patents. [**] will have the first right and authority, but not the obligation, to prepare, file, prosecute and maintain the Joint Patents on a worldwide basis and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings. [**] will keep [**] reasonably informed and provide reasonable opportunity for [**] to comment with respect to all material steps with regard to the filing, prosecution and maintenance of Joint Patents and will reasonably consider such comments in good faith. The Parties will share equally all the costs associated with filing, prosecution, and maintenance of such Joint Patents; provided, that [**] will have the right, on written notice to [**] to elect not to bear such costs with respect to a Joint Patent, in which case [**] will, and does hereby, assign its right, title and interest in and to such Joint Patent to [**]. If [**] decides not to continue prosecuting any Joint Patents, then [**] will promptly so notify [**] in writing (which written notice will be at least [**] before any relevant deadline prior to taking any extension for such Joint Patent), in which case, [**] will, and does hereby, assign its right, title and interest in and to such Joint Patent to [**]. Thereafter, [**] will have the right, but not the obligation, to prosecute or maintain such Joint Patent, and to be responsible for any related interference, re-issuance, re-examination and opposition proceedings, at [**] sole expense.
9.3.5.    Cooperation. The Parties will at all times fully cooperate with each other in order to reasonably implement the foregoing provisions of this Section 9.3. Such cooperation may include each Party’s execution of necessary legal documents, coordinating filing or prosecution of applications to avoid potential issues during prosecution (including novelty, enablement, estoppel and double patenting and execution of amendments), and the assistance of each Party’s relevant personnel. Each Party will use reasonable efforts via the JIPC to avoid creating potential issues in prosecution of the patent applications covering or claiming Mersana Patents, ATSA Patents, ATSA ADC Patents, ATSA Product Patents or Joint Patents arising from the performance of activities under this Agreement. With respect to the preparation, filing, prosecution and maintenance of the Patent Rights in the ATSA Foreground IP, ATSA will (a) keep Mersana reasonably informed with respect to any filing, prosecution and maintenance actions, consult with Mersana in good faith, and provide Mersana with drafts of any material documents to be filed (reasonably in advance (but in any event, at least [**] in advance if reasonably practicable) as to give Mersana a meaningful opportunity to review and comment) or that are received, and (b) consider in good faith any comments provided by Mersana with respect thereto.
9.3.6.    Patent Term Extension and Supplementary Protection Certificate. As between the Parties, ATSA will have the sole right to make decisions regarding, and to apply for, patent term extensions in the Territory, including in the United States with respect to extensions pursuant to 35 U.S.C. §156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable (collectively, the “Extensions”), for the ATSA ADC Patents and ATSA Product Patents, in each case including whether or not to do so. Mersana will provide prompt and reasonable assistance with respect thereto, as requested by ATSA, including by taking such action as is required under any Applicable Laws to obtain such extension or supplementary protection certificate. As between the Parties, Mersana will have the sole right to make decisions regarding, and to apply for, Extensions for the Mersana Patents.
9.3.7.    Common Ownership Under Joint Research Agreements. Notwithstanding anything to the contrary in this Article 9, neither Party will have the right to make an election under 35 U.S.C. 103(c) when exercising its rights under this Article 9 without the prior written consent of the other Party. With respect to any such permitted election, the Parties will coordinate their activities with respect to any submissions, filings or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in 35 U.S.C. 100(h).
Section 9.4.    Enforcement of Patent Rights.
9.4.1.    Notification of Infringement. In the event either Party becomes aware of an infringement by a Third Party of a Mersana Patent, ATSA Patent or Joint Patent, it will promptly notify the other Party. In no event will a Party make an argument or settle a dispute that would render a claim in a Joint Patent or, in the case of ATSA, a Mersana Patent, or, in the case of Mersana, an ATSA Patent to be invalid or unenforceable without the other Party’s prior written consent.
9.4.2.    Mersana Patents. Mersana will have the sole right, at its sole expense, but not the obligation, to determine the appropriate course of action to enforce the Mersana Patents or otherwise to abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the Mersana Patents, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the Mersana Patents. ATSA shall cooperate with and assist Mersana in all reasonable respects with any such litigation, enforcement action, or settlement. Upon the reasonable request of Mersana, ATSA shall join such litigation, enforcement action, or settlement and shall be represented using counsel of its own choice, at Mersana’s expense.
9.4.3.    ATSA Patents. Subject to Section 9.4.4, ATSA will have the sole right, at its sole expense, but not the obligation, to determine the appropriate course of action to enforce ATSA Patents, or otherwise to abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the ATSA Patents, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the ATSA Patents. Mersana shall cooperate with and assist ATSA in all reasonable respects with any such litigation, enforcement action, or settlement. Upon the reasonable request of ATSA, Mersana shall join such litigation, enforcement action, or settlement and shall be represented using counsel of its own choice, at ATSA’s expense.
9.4.4.    ATSA ADC Patents and ATSA Product Patents. ATSA will have the sole right, at its sole expense, to determine the appropriate course of action to enforce ATSA ADC Patents or ATSA Product Patents, or otherwise to abate the infringement thereof, to take (or refrain from taking) appropriate action to enforce the ATSA ADC Patents or ATSA Product Patents, to control any litigation or other enforcement action and to enter into, or permit, the settlement of any such litigation or other enforcement action with respect to the ATSA ADC Patents or ATSA Product Patents. Mersana will cooperate with ATSA, at ATSA’s request and expense, in any action to enforce the ATSA ADC Patents or ATSA Product Patents. With respect to actions related to the ATSA ADC Patents or ATSA Product Patents, ATSA will (a) keep Mersana reasonably informed with respect to any litigation or enforcement actions, consult with Mersana in good faith, and provide Mersana with drafts of any material documents to be filed (reasonably in advance (but in any event, at least [**] in advance if reasonably practicable) as to give Mersana a meaningful opportunity to review and comment) or that are received, and (b) consider in good faith any comments provided by Mersana with respect thereto and with respect to the strategy of such action. To the extent the action relates to events arising during the Royalty Term, all monies recovered upon the final judgment or settlement of any such suit to enforce any such ATSA ADC Patents or ATSA Product Patents will be allocated first to ATSA to the extent necessary to compensate it for its expenses in its enforcement, second to Mersana to the extent necessary to compensate it for its expenses in cooperating with ATSA in its enforcement, and finally any remaining amounts will be split between the Parties so that Mersana retains [**] percent ([**]%) and ATSA retains [**] percent ([**]%) of such amounts.
9.4.5.    Joint Patents. The Parties shall discuss and mutually agree on an appropriate course of action in the event of any infringement by a Third Party of any Joint Patent.
Section 9.5.    In-Licensed Patent Rights. Notwithstanding anything to the contrary in this Agreement, with respect to any Mersana Patents that are subject to any Future Mersana In-Licenses, the rights and obligations of the Parties under Section 9.3 and 9.4 will be subject to

Mersana’s licensors’ rights to participate in and control prosecution, maintenance and enforcement of such Mersana Patents, and to receive a share of damages recovered in such action, in accordance with the terms and conditions of the applicable Future Mersana In-License.
Section 9.6.    Trademarks.
9.6.1.    ATSA will be responsible for the selection, registration, maintenance and defense of all trademarks for use in connection with the sale or marketing of the Licensed Products in the Territory (collectively, “Product Trademarks”) at ATSA’s own cost and expense, and ATSA will own such Product Trademarks.
9.6.2.    Mersana will not, and will not permit its Affiliates to, attack, dispute or contest the validity of or ownership of any Product Trademark anywhere in the Territory or any registrations issued or issuing with respect thereto that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of any Product Trademark. Mersana will not, and will not permit its Affiliates to, (a) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of any Product Trademark and (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to any Product Trademark.
9.6.3.    ATSA will not, and will not permit its Affiliates to, attack, dispute or contest the validity of or ownership of any trademark owned or Controlled by Mersana that is used in connection with the sale or marketing of products arising out of Exploitation of the Mersana Technology (“Mersana Trademarks”), anywhere in the Territory or any registrations issued or issuing with respect thereto that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of any Mersana Trademark. ATSA will not, and will not permit its Affiliates to, (a) use in their respective businesses, any trademark that is confusingly similar to, misleading or deceptive with respect to or that dilutes any (or any part) of any Mersana Trademark and (b) do any act that endangers, destroys, or similarly affects, in any material respect, the value of the goodwill pertaining to any Mersana Trademark.
ARTICLE 10

INFRINGEMENT OR OTHER ACTIONS BROUGHT BY THIRD PARTIES.
Section 10.1.    Third Party Actions.
10.1.1.    Notice of Third Party Actions. Each Party will immediately disclose to the other Party in writing any warning letter or other notice of infringement or misappropriation received by a Party, or any action, suit or proceeding brought against a Party alleging infringement of a Patent Right or misappropriation of intellectual property of any Third Party with regard to any aspect of the conduct by either Party, its Affiliates or Sublicensees pursuant to this Agreement or a Research Program (each, a “Third Party Action”).
10.1.2.    Consultation; Settlement. The Parties will reasonably consult and cooperate with each other in all such actions or proceedings. No Party will admit the invalidity or unenforceability of any Patent Right Controlled by the other Party without the other Party’s prior written consent.
10.1.3.    Practice or Exploitation of a Licensed ADC or Licensed Product.

(a)    ATSA, at its own expense, will have the first right, but not the obligation to defend against or settle any Third Party Action in the Territory alleging that the Exploitation or the practice of any Licensed ADC or Licensed Product infringes or misappropriates a Third Party’s intellectual property rights. ATSA will have the sole and exclusive right to select counsel for such Third Party Action.
(b)    In the event that any Third Party Action in the Territory involves an allegation that the Exploitation of any Licensed ADC or Licensed Product infringes or misappropriates a Third Party’s intellectual property rights, and if ATSA declines to defend or fails to assert its intention to defend or to settle such a Third Party Action under Section 10.1.3(a) within [**] following the receipt or provision of notice under Section 10.1.1, then Mersana, at its own expense and through counsel of its choosing, will have the right, but not the obligation to defend against any such Third Party Action. Mersana will have the sole and exclusive right to select counsel for such Third Party Action.
10.1.4.    Practice of Mersana Technology.
(a)    Except as provided in Section 10.1.3(a) and Section 10.1.3(b), Mersana, at its own expense, will have the sole right, but not the obligation to defend against any Third Party Action in the Territory alleging that the practice of the Mersana Technology infringes or misappropriates a Third Party’s intellectual property rights. Mersana will have the sole and exclusive right to select counsel for such Third Party Action.
10.1.5.    Practice of ATSA Technology. Except as provided in Section 10.1.3 and Section 10.1.4, ATSA, at its own expense, will have the sole right, but not the obligation to defend against any Third Party Action in the Territory alleging that the practice of the ATSA Technology infringes or misappropriates a Third Party’s intellectual property rights. ATSA will have the sole and exclusive right to select counsel for such Third Party Action.
ARTICLE 11

REPRESENTATIONS, WARRANTIES AND COVENANTS.
Section 11.1.    Mutual Representations and Warranties. Each Party hereby represents and warrants, as of the Effective Date, and covenants (as applicable) to the other Party as follows:
11.1.1.    Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.
11.1.2.    Authority and Binding Agreement. As of the Effective Date, (a) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms; and (d) its execution of and performance under this Agreement will not violate or breach any obligation or restriction (including any confidentiality or non-

competition obligation or any exclusivity restriction) to which such Party is legally bound by contract, judicial order or otherwise.
11.1.3.    No Conflict. It is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under this Agreement. It has the full right to grant the licenses or sublicenses (as applicable) granted herein and such grant will not result in the misappropriation of any Third Party intellectual property or violation of such Third Party’s rights with respect thereto.
11.1.4.    No Debarment. It will not knowingly use, during the Term, any employee or consultant who has been debarred by any Regulatory Authority, or, to the best of such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority.
11.1.5.    Government Authorizations. It will maintain throughout the Term all permits, licenses, registrations, and other forms of authorizations and approvals from any Governmental Authority, necessary or required to be obtained or maintained by such Party in order for such Party to execute and deliver this Agreement and to perform its obligations hereunder in a manner which complies with all Applicable Laws.
Section 11.2.    Additional Representations and Warranties of Mersana. Mersana hereby represents and warrants, as of the Effective Date, to ATSA as follows:
11.2.1.    Non-Infringement of Mersana Patents by Third Parties. To Mersana’s knowledge, there are no activities by Third Parties that would constitute infringement of the Patent Rights in the Mersana Background IP within the Territory.
11.2.2.    Ownership. Mersana Controls the Mersana Background IP free and clear of all liens (excluding licenses that do not conflict with the rights granted to ATSA hereunder).
11.2.3.    Validity and Enforceability. Mersana has complied in all material respects with all Applicable Laws with respect to the filing, prosecution and maintenance of those Patent Rights in the Mersana Background IP owned by Mersana or otherwise of which Mersana has control of such filing, prosecution and maintenance (the “Mersana Prosecution Patent Rights”) and, to Mersana’s knowledge, the filing, prosecution and maintenance of all other Patent Rights in the Mersana Background IP has been in compliance in all material respects with all Applicable Laws with respect thereto. Mersana has paid all maintenance and annuity fees due with respect to the Mersana Prosecution Patent Rights due and, to Mersana’s knowledge, all maintenance and annuity fees with respect to all other Patent Rights in the Mersana Background IP have been paid when due. No dispute regarding inventorship has been alleged or threatened with respect to the Mersana Prosecution Patent Rights or, to Mersana’s knowledge, with respect to any other Mersana Patents.
11.2.4.    No Action or Claim. There (a) are no actual, pending or, to Mersana’s knowledge, alleged or threatened, adverse actions, suits, claims, interferences, re-examinations, oppositions, inventorship challenges or formal governmental investigations involving the Patent Rights in the Mersana Background IP by or against Mersana or any of its Affiliates, in each case that are in or before any Governmental Authority, and (b) are no actual, pending or, to Mersana’s knowledge, alleged or threatened, adverse actions, suits, claims, interferences, re-examinations, oppositions, inventorship challenges or formal governmental investigations involving the Patent Rights in the Mersana Background IP, in each case that are in or before any Governmental Authority, which if adversely determined would have a material effect upon the ability of

Mersana to use or provide the Patent Rights in the Mersana Background IP in connection with the activities to be conducted hereunder, or to fulfill its obligations pursuant to the terms of this Agreement.
11.2.5.    Completeness. Schedule 1.1.103 includes a complete and correct list, in all material respects, of all Patent Rights in the Mersana Background IP as of the Effective Date.
11.2.6.    Manufacturing Agreements. There are no exclusivity provisions or any other restrictive covenants imposed on Mersana or its Affiliates in any agreement between Mersana or its Affiliates, on the one hand, and any anticipated Third Party manufacturer of the ADCs (including any intermediate or component thereof), on the other hand, that would prevent ATSA’s ability to have the Licensed ADCs or Licensed Products (including any intermediate or component thereof) Manufactured by itself or by its designated Third Party manufacturers.
11.2.7.    Compliance with Applicable Laws. The development of the Mersana Technology has been conducted by Mersana and its Affiliates and its and their subcontractors, in compliance with all Applicable Laws in all material respects. Neither Mersana nor any of its Affiliates, nor any of their respective officers, employees or agents, has made an untrue statement of a material fact or fraudulent statement to any Regulatory Authority or failed to disclose a material fact required to be disclosed to any Regulatory Authority.
Section 11.3.    Additional Covenants of Mersana.
11.3.1.    Derogation of Rights. Mersana will maintain and perform its obligations under the Future Mersana In-Licenses as applicable and maintain such Future Mersana In-Licenses in full force and effect during the Term and will not amend any Future Mersana In-Licenses in a manner that adversely affects ATSA’s rights hereunder, without having first obtained ATSA’s express prior written consent, such consent not to be unreasonably withheld, delayed or conditioned.
11.3.2.    Conformance of Materials. All ADCs provided by or on behalf of Mersana hereunder will be Manufactured in conformance with Applicable Laws and this Agreement.
11.3.3.    [**].
Section 11.4.    Additional Representations and Warranties of ATSA. ATSA hereby represents and warrants, as of the date ATSA provides an ATSA Antibody to Mersana under a Research Program, to Mersana as follows (except as disclosed in writing to Mersana prior to the date ATSA provides a ATSA Antibody to Mersana under a Research Program, and where Mersana has agreed to receive the ATSA Antibody despite such disclosure).
11.4.1.    Ownership. ATSA Controls the ATSA Background IP covering the ATSA Antibody or the Designated Targets to be used in the Research Programs within the Territory as of the Effective Date, free and clear of all liens (excluding licenses that do not conflict with the rights granted to ATSA hereunder) [**].
11.4.2.    Sufficiency. As of the date of entering into a Research Plan and CMC Plan for a Designated Target (or except as otherwise disclosed transparently to Mersana in accordance with Section 3.4.2(f)), to ATSA’s knowledge, the license granted by ATSA to Mersana pursuant to Section 4.1 provides Mersana with sufficient rights with respect to any ATSA Antibody provided by ATSA to Mersana, for Mersana to conduct its activities under this

Agreement, including under the Research Plan and CMC Plan, with respect to such ATSA Antibody.
11.4.3.    Relationship of ATSA to MRKDG. ATSA is a wholly-owned subsidiary of MRKDG.
Section 11.5.    Additional Covenants of ATSA.
11.5.1.    Conformance of Materials. All ATSA Antibodies provided by or on behalf of ATSA hereunder will be Manufactured in conformance with Applicable Laws and this Agreement.
Section 11.6.    DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.
ARTICLE 12

TERM AND TERMINATION.
Section 12.1.    Term. Unless earlier terminated pursuant to this Article 12, the term of this Agreement (the “Term”) will commence on the Effective Date and will remain in full force and effect on a Designated Target-by-Designated Target basis until expiry of the last applicable Royalty Term for a Licensed Product Directed to such Designated Target.
Section 12.2.    Termination by ATSA. At any time during the Term, ATSA may, at its convenience, terminate this Agreement in its entirety, or on a Designated Target-by-Designated Target basis by providing not less than [**] prior written notice to Mersana of such termination. Any such termination of a Designated Target will not affect the continuation of the Agreement with respect to any remaining Designated Target that has not been terminated.
Section 12.3.    Termination for Cause. Either Party may (but is not required to and without limitation of any other right or remedy such Party may have) terminate this Agreement, in its entirety (with respect to a material breach of the entire Agreement), or with respect to a Designated Target (for a material breach of the Agreement only with respect to such Designated Target), for material breach by the other Party (the “Breaching Party”) of this Agreement if the Breaching Party has not cured such breach within [**] after written notice from the non-Breaching Party thereof (such period, the “Notice Period”) specifying the breach and such non-Breaching Party’s claim of right to terminate this Agreement, other than (a) with respect to a breach of a payment obligation, in which case the Notice Period will be [**], and (b) with respect to a breach that cannot be cured within the Notice Period and the Breaching Party commences actions to cure such breach within the Notice Period, in which case the Notice Period will be tolled (i.e., suspended) (provided, that the Breaching Party thereafter diligently continues such actions, for up to an additional [**]); provided, that if either Party initiates a dispute resolution procedure under Section 14.6 as permitted under this Agreement to resolve the dispute for which termination is being sought within [**] following the end of the Notice Period and is diligently pursuing such procedure, the Notice Period will be tolled (i.e., suspended) and the termination will become effective only if such breach remains uncured for [**] after the final resolution of the dispute through such dispute resolution procedure (or, if the breach cannot be cured within such [**] period, if the Breaching Party commences actions to cure such breach within such period and thereafter diligently continues such actions, for up to an additional [**]).
Section 12.4.    Termination for Patent Challenge. Mersana may terminate this Agreement upon [**] notice to ATSA, in the event ATSA, or any of its Affiliates or Sublicensees, with regard to the licenses granted here under this Agreement challenges in a legal or administrative proceeding the validity or enforceability of a Valid Patent Claim of a Mersana Patent, except as (a) required under a court order or subpoena or (b) a defense against a claim, action or proceeding asserted by Mersana or an Affiliate or licensee of Mersana against ATSA or any of its Affiliates or Sublicensees; provided that any such termination shall not become effective if (i) such action has been withdrawn before the end of the aforementioned notice period or (ii) in the event that the challenging party is a Sublicensee of ATSA, ATSA terminates any and all sublicense agreements with such Sublicensee that includes a sublicense of any Mersana Patent to such Sublicensee, before the end of the aforementioned notice period.
Section 12.5.    Termination for Failure to Progress Programs. Mersana may terminate this Agreement with respect to a Designated Target upon [**] written notice to ATSA, if (a) [**] following the approval by the JRC of a Research Plan for such Designated Target (with the Research Plan for the Primary Target being deemed to be approved by the JRC upon the Effective Date), there has not been a Pre-Clinical Development Candidate Designation with respect to an ADC Directed to such Designated Target by the end of such [**] period, or (b) upon the expiration of the Research Program Term for such Designated Target, if ATSA has not filed an IND with the applicable Regulatory Authorities with respect to an ADC Directed to such Designated Target during such Research Program Term. In each instance (a) and (b), prior to expiry of the time periods outlined in (a) or (b) respectively, the Parties will, at the request of either Party, in good faith discuss through the JRC whether such time period should be prolonged to account for any reasonable aspects of delay, but Mersana shall have no obligation to prolong such periods, and such discussions shall not limit Mersana’s right to terminate this Agreement in accordance with this Section 12.5.
Section 12.6.    License Survival Upon Insolvency. All licenses (and to the extent applicable, rights) granted under or pursuant to this Agreement are, and will otherwise be deemed to be, for purposes of Section 365(n) of 11 U.S.C. Section 101, et. seq. (“Bankruptcy Code”), licenses of rights to “intellectual property” as defined under the Paragraph 101(35A) of the Bankruptcy Code. The Parties agree that the non-bankrupt Party will retain and may fully exercise all of its rights and elections under Applicable Laws. The Parties further agree that, in the event of the commencement of bankruptcy proceeding by or against a bankrupt Party, the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property which at that date is known to be useful or necessary for a Research Program or the Exploitation of Licensed ADCs or Licensed Products throughout the Territory and all embodiments of such intellectual property; and the same, if not already in the other Party’s possession, will be promptly delivered to the other Party (a) upon any such commencement of a bankruptcy proceeding, upon the other Party’s written request therefor (which request must identify the specific intellectual property), unless the bankrupt Party (or trustee on behalf of the bankrupt Party) elects within [**] to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon rejection of this Agreement by or on behalf of the bankrupt Party, upon written request therefore by the other Party.

Section 12.7.    Effect of Expiration and Termination.
12.7.1.    General Effects. Except where explicitly provided within this Agreement, expiration or termination of this Agreement or any Exclusive License, as applicable, for any reason, will not affect any obligations, including payment of any CMC Costs, Technology Transfer Costs, costs owed to Mersana under Clinical Supply Agreement and other non-cancelable, non-refundable costs, royalties or other sums which have accrued in line with Mersana’s Accounting Standards up until the date of termination or expiration. Notwithstanding the foregoing, but subject to Section 12.7.4, upon expiration or termination of this Agreement in its entirety, all licenses granted by either Party to the other Party hereunder, including all Exclusive Licenses, and all sublicenses granted by either Party thereunder, will immediately terminate; provided, that in the event of a termination with respect to a Designated Target only, only the licenses granted by either Party to the other Party hereunder with respect to such Designated Target will terminate.
12.7.2.    Effect of Termination by ATSA for Convenience or by Mersana for Cause or Failure to Progress Programs.
(a)    If ATSA terminates this Agreement in its entirety pursuant to Section 12.2 or Mersana terminates this Agreement in its entirety pursuant to Section 12.3 or Section 12.5, all Exclusive Licenses granted by Mersana to ATSA (and then in effect) will automatically be terminated, all Designated Targets will cease to be a Designated Targets under this Agreement, and ATSA will immediately cease Exploitation, directly or indirectly, of any Licensed Product in the Territory for which, and for so long as, there remains any Valid Patent Claim of any Mersana Patent or ATSA ADC Patent covering or claiming the Exploitation of such Licensed Product.
(b)    If ATSA terminates this Agreement with respect to a Designated Target pursuant to Section 12.2 or Mersana terminates the Agreement with respect to a Designated Target pursuant to Section 12.3 or Section 12.5, the Exclusive License granted by Mersana to ATSA (and then in effect) with respect to such Designated Target will automatically be terminated, the terminated Designated Target will cease to be a Designated Target under this Agreement, and ATSA will immediately cease Exploitation, directly or indirectly, of Licensed Products Directed to such Designated Target in the Territory if, and for so long as, there remains any Valid Patent Claim of any Mersana Patent or ATSA ADC Patent covering or claiming the Exploitation of such Licensed Product.
12.7.3.    Effect of Termination Right by ATSA for Cause. In the event that ATSA is entitled to terminate this Agreement in its entirety pursuant to Section 12.3, ATSA may elect by providing written notice to Mersana, to instead maintain this Agreement except that ATSA’s obligations to make payments to Mersana pursuant to Section 7.3, Section 7.5 and Section 7.6 will be reduced to [**] percent ([**]%) of the amount otherwise payable thereunder, provided that ATSA acknowledges and agrees that such reduction to ATSA’s payment obligations, if elected, shall be ATSA’s sole and exclusive remedy with respect the applicable material breach of the Agreement by Mersana leading to ATSA’s right to terminate pursuant to Section 12.3. For clarity, if ATSA elects the remedy in this Section 12.7.3, then ATSA shall no longer have the right to terminate this Agreement pursuant to Section 12.3 related to or arising from the same events as such material breach.
12.7.4.    License to ATSA Upon Royalty Term Expiration. Upon the date of expiration of each Royalty Term with respect to a Licensed Product Directed to a Designated

Target in a country, the Exclusive License granted with respect to such Licensed Product in such country will automatically be converted into a royalty-free, fully-paid, perpetual, worldwide, nonexclusive, freely transferable and sublicensable license to use the Mersana IP to Exploit such Licensed ADC or Licensed Product, with no further obligation to Mersana; provided that the Agreement has not earlier expired or has not terminated with respect to such Designated Target prior to the expiration of the Royalty Term for such Licensed ADC or Licensed Product.
12.7.5.    Survival. The following provisions will survive expiration or termination of this Agreement: Article 1(Definitions and Interpretation), Section 2.5 (Restrictions on use of Materials), Section 4.4 (Unblocking License Upon Termination of Exclusivity or Termination of Agreement), Article 7 (Fees, Milestones, and Royalties) (solely with respect to payment obligations arising during the Term), Article 8 (Confidentiality), Section 9.2 (Ownership of Intellectual Property), Section 9.3 (Patent Prosecution and Maintenance) (solely with respect to Joint Patents), Section 9.4 (Enforcement of Patent Rights) (solely with respect to Joint Patents), Section 11.6 (Disclaimer of Warranties), Section 12.6 (License Survival Upon Insolvency), Section 12.7 (Effect of Expiration and Termination), Article 13 (Indemnity; Limitation of Liability; Insurance), and Article 14 (Miscellaneous) (except for Section 14.10 (Data Privacy Laws) and Section 14.11 (Business Conduct)).
ARTICLE 13

INDEMNITY; LIMITATION OF LIABILITY; INSURANCE.
Section 13.1.    Indemnity.
13.1.1.    Mersana Indemnity. Mersana will defend, indemnify and hold harmless ATSA, its Affiliates, Sublicensees and its and their respective directors, officers, employees and agents from and against all liabilities, losses, damages, and expenses, including reasonable attorneys’ fees and costs, (each, a “Liability”) resulting from all Third Party claims, suits, actions, terminations or demands (each, a “Claim”) to the extent such Claims are incurred, relate to, are in connection with or arise out of (a) the breach or non-fulfillment of this Agreement by Mersana, or (b) the negligence, recklessness or willful misconduct of Mersana in connection with the performance of its obligations hereunder, except in each case, to the extent such Liabilities resulted from any action for which ATSA must indemnify Mersana under Section 13.1.2.
13.1.2.    ATSA Indemnity. ATSA will defend, indemnify and hold harmless Mersana, its Affiliates and its and their respective directors, officers, employees and agents from and against all Liabilities resulting from all Claims to the extent such Claims are incurred, relate to or arise out of (a) the breach or non-fulfillment of this Agreement by ATSA, (b) the negligence, recklessness or willful misconduct of ATSA in connection with the performance of its obligations hereunder, or (c) the Exploitation of Licensed Products by or on behalf of ATSA, its Affiliates or Sublicensees, except, in each case, to the extent such Liabilities resulted from any action for which Mersana must indemnify ATSA under Section 13.1.1.
Section 13.2.    Procedure. A Party (the “Indemnitee”) that intends to claim indemnification under Section 13.1 will promptly provide notice to the other Party (the “Indemnitor”) of any Claim in respect of which the Indemnitee intends to claim such indemnification, which notice will include a reasonable identification of the alleged facts giving rise to such Liability, and the Indemnitor will have the right to participate in, and, to the extent the Indemnitor so desires, jointly with any other Indemnitor similarly noticed, to control the defense thereof with counsel selected by the Indemnitor. However, notwithstanding the foregoing, the Indemnitee will have the right to participate in, but not control, the defense of any Claim, and request separate counsel, with the fees and expenses to be paid by the Indemnitee, unless (a) representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings or (b) the Indemnitor has failed to assume the defense of the applicable Claim, in which case ((a) or (b)), such fees and expenses will be paid by the Indemnitor. The Indemnitee will, and will cause each of its Affiliates and its and their respective directors, officers, employees and agents, as applicable, to, cooperate in the defense or prosecution thereof and will furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals and otherwise provide reasonable access to such Indemnitor and employees and agents of the Indemnitor, in each case as may be reasonably requested in connection therewith; provided, that the Indemnitor will reimburse the Indemnitee for its reasonable and verifiable out-of-pocket expenses in connection therewith. The Indemnitor may not settle any Claim, and the Indemnitee will not be responsible for or be bound by any settlement of a Claim that imposes an obligation on it, without the prior written consent of the Indemnitee, which consent will not be unreasonably withheld, conditioned or delayed.
Section 13.3.    Limitation of Liability. EXCEPT [**], NEITHER PARTY NOR ANY OF ITS AFFILIATES OR SUBLICENSEES WILL BE LIABLE IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR LOST PROFITS SUFFERED BY THE OTHER PARTY AND REGARDLESS OF ANY PRIOR NOTICE OF SUCH DAMAGES.
Section 13.4.    Insurance. During the Term, each Party shall obtain and maintain, at its sole cost and expense, product liability insurance (including any self-insured arrangements) in amounts, that are reasonable and customary in the pharmaceutical and biotechnology industry for companies engaged in comparable activities in their respective jurisdiction. It is understood and agreed that this insurance shall not be construed to limit either Party’s liability with respect to its indemnification obligations hereunder. Each Party will, except to the extent self-insured, provide to the other Party upon request a certificate evidencing the insurance such Party is required to obtain and keep in force under this Section 13.4.
ARTICLE 14

MISCELLANEOUS.
Section 14.1.    Force Majeure. No Party (or any of its Affiliates or Sublicensees) will be held liable or responsible to the other Party (or any of its Affiliates) hereunder, or be deemed to have defaulted under or breached this Agreement, for failure or delay by such Party in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party (or any of its Affiliates or Sublicensees), including fire, floods, embargoes, quarantines, pandemic, epidemic, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, acts of God, earthquakes, or omissions or delays in acting by any Governmental Authority (each, an “Event of Force Majeure”); provided, that the affected Party will exert all reasonable efforts to eliminate, cure or overcome any such Event of Force Majeure and to resume performance of its obligations promptly. Notwithstanding the foregoing, to the extent that an Event of Force Majeure continues for a period in excess of [**], the affected Party will promptly notify in writing the other Party of such Event of Force Majeure and within [**] of the other Party’s receipt of such notice, the Parties will negotiate in good faith a resolution of the Event of Force

Majeure, if possible, which resolution may include (a) an extension by mutual agreement of the time period to resolve, eliminate, cure or overcome such Event of Force Majeure, (b) an amendment of this Agreement to the extent reasonably possible, or (c) an early termination of this Agreement.
Section 14.2.    Assignment. This Agreement may not be assigned or otherwise transferred, nor, except as expressly provided hereunder, may any right or obligations hereunder be assigned or transferred to any Third Party by either Party without the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, either Party may, without such consent but with notification and subject to the terms and conditions of this Section 14.2, assign this Agreement and its rights and obligations hereunder (a) to any of its Affiliates, (b) in connection with a Change in Control of such Party or (c) to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of such Party’s business to which this Agreement relates. Any permitted assignee will assume all rights and obligations of its assignor under this Agreement. Any attempted assignment of this Agreement not in accordance with this Section 14.2 will be void and of no effect.
Section 14.3.    Severability. Should one or more provisions of this Agreement be or become invalid, the Parties will substitute, by mutual consent, valid provisions for such invalid provisions, which in their economic effect, are sufficiently similar to the invalid provisions that it can be reasonably assumed that the Parties would have entered into this Agreement based on such valid provisions. In case such alternative provisions cannot be agreed upon, the invalidity of one or several provisions of this Agreement will not affect the validity of this Agreement as a whole, unless the invalid provisions are of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid provisions.
Section 14.4.    Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one Party to the other Party will be in writing, delivered personally or by first class air mail or courier, postage prepaid (where applicable), in each case addressed to such other Party at its address indicated below, or to such other address as the addressee will have last furnished in writing to the addresser in accordance with this Section 14.4 and (except as otherwise provided in this Agreement) will be effective upon receipt by the addressee. This Section 14.4 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.
If to Mersana:
Mersana Therapeutics, Inc.
840 Memorial Drive
Cambridge, MA 02139
Attention:     Chief Executive Officer
Telephone:     (617) 498-0020

With a copy to: Chief Legal Officer.
If to ATSA:
Ares Trading S.A.
Attention: Legal Department
Rue de l’Ouriette 151

Zone industrielle de l’Ouriettaz,
CH-1170 Aubonne,
Switzerland

In case of legal notifications with a copy to
Merck KGaA, Darmstadt, Germany
Frankfurter Straße 250
64293 Darmstadt
Germany
Attention:    Alliance Management
and
Merck KGaA, Darmstadt, Germany
Attention:    Legal Department / LE-H
Frankfurter Strasse 250
64293 Darmstadt, Germany
Section 14.5.    Applicable Laws; Jurisdiction.
14.5.1.    Applicable Laws. Subject to Section 9.2.4, this Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of law principles thereof that may dictate application of the laws of any other jurisdiction.
14.5.2.    Jurisdiction. The Parties irrevocably agree that the courts of [**] shall have exclusive jurisdiction over any disputes between the Parties for which relief is sought under this Agreement and each of the Parties hereto irrevocably: (a) submits to such exclusive jurisdiction for such purpose; (b) waives any objection which it may have at any time to the laying of venue of any proceedings brought in such courts; (c) waives any claim that such proceedings have been brought in an inconvenient forum and (d) further waives the right to object with respect to such proceedings that any such court does not have jurisdiction over such Party. Notwithstanding anything to the contrary, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent Rights shall be submitted to a court of competent jurisdiction in the country or region in which such Patent Rights were granted or arose.
Section 14.6.    Dispute Resolution. The Parties agree that if any dispute or disagreement arises between ATSA on the one hand and Mersana on the other in respect of this Agreement, subject to Section 3.2.4, Section 3.3.4 and Section 14.15, they will follow the following procedure in an attempt to resolve the dispute or disagreement.
14.6.1.    The Party claiming that such a dispute exists will give notice in writing (“Notice of Dispute”) to the other Party of the nature of the dispute.
14.6.2.    Within [**] following receipt of a Notice of Dispute, a nominee or nominees of ATSA and a nominee or nominees of Mersana will meet in person or by virtual means at a mutually agreed upon time and location and exchange written summaries reflecting, in reasonable detail, the nature and extent of the dispute, and at this meeting they will use their reasonable endeavors to resolve the dispute.

14.6.3.    If, within a further period of [**], the dispute has not been resolved, the Executive Officers will meet in person or by virtual means at a mutually agreed upon time and location for the purpose of resolving such dispute.
14.6.4.    In the event of an unresolved dispute between the Parties, such dispute will, at either Party’s election and subject to Section 14.5.1, be submitted for resolution by a court of competent jurisdiction.
14.6.5.    In the event of a dispute regarding any payments owing under this Agreement, all undisputed amounts will be paid promptly when due and the balance, if any, promptly after resolution of the dispute.
Section 14.7.    Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the specific subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made with respect to the specific subject matter hereof are expressly superseded by this Agreement, including confidentiality agreements between the Parties and any of their Affiliates, which are hereby terminated effective as of the Effective Date; provided, that such agreements will continue to govern the treatment of information disclosed by the Parties prior to the Effective Date in accordance with their respective terms. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties. For clarity, the collaboration and commercial license agreement between MRKDG and Mersana, Inc., dated June 23, 2014 including any amendments or related agreements thereto remains completely separate and unaffected by this Agreement.
Section 14.8.    Independent Contractors. Mersana and ATSA each acknowledge that they are independent contractors and that the relationship between the Parties will not constitute a partnership, joint venture, agency or any type of fiduciary relationship. Neither Mersana nor ATSA will have the authority to make any statements, representations or commitments of any kind, or to take any action, which will be binding on the other Party, without the prior written consent of the other Party to do so.
Section 14.9.    Performance and Exercise by Affiliates. Each Party shall have the right to have any of its obligations hereunder performed, or its rights hereunder exercised, by, any of its Affiliates and the performance of such obligations by any such Affiliate shall be deemed to be performance by such Party; provided, however, that each Party shall be responsible for ensuring the performance of its obligations under this Agreement and that any failure of any Affiliate performing obligations of such Party hereunder shall be deemed to be a failure by such Party to perform such obligations.
Section 14.10.    Data Privacy Laws.
14.10.1.    Each Party acknowledges that it may have access to certain Personal Data for the performance of this Agreement. Each Party will materially comply with all Applicable Laws and regulations relating to any information relating to an identified or identifiable natural person (“Personal Data”) which is shared between the Parties for the purpose of this Agreement. The Parties will endeavor to use commercially reasonable efforts to protect Personal Data and will not use, disclose, transfer or otherwise process such Personal Data except as necessary to perform its obligations or exercise its rights under this Agreement, or as authorized by the relevant data subject or in accordance with Applicable Laws.

14.10.2.    Party outside EEA. If a Party has its registered office outside the EU/EEA in a country not providing an adequate data protection level recognized by the European Commission, the Parties shall take the necessary steps to ensure that Personal Data is transferred according to applicable Data Protection Laws; to this end the Parties shall ensure that the Personal Data will be sufficiently protected in accordance with applicable Data Protection Laws, in particular with the Regulation (EU) 2016/679 (General Data Protection Regulation).
14.10.3.    Data Privacy Agreement. To the extent that Personal Data is processed or transferred under this Agreement following the Effective Date, the Parties agree to (i) discuss and determine their respective roles, if any, with respect to such processing of Personal Data and (ii) discuss and, if required by Applicable Laws, negotiate and enter into an appropriate data privacy agreement (substantially in the form set forth in Schedule 14.10.3). For clarity, upon any execution of a data privacy agreement, such data privacy agreement shall be deemed integrated into and part of this Agreement.
Section 14.11.    Business Conduct. ATSA intends to conduct its business in accordance with environmental, labor and social standards and to abide by the standards set forth in the Our Code of Conduct Document (available at https://www.emdgroup.com/company/responsibility/us/regulations-and-guidelines/code-of-conduct.pdf). Each Party shall comply, and shall ensure that its Affiliates, Sublicensees or subcontractors comply, with commercially reasonable environmental, labor and social standards. Each Party shall ensure its and its Affiliates’ and Sublicensees’ compliance with the provisions of the OECD Anti Bribery Convention, the US Foreign Corrupt Practices Act, the UK Bribery Act 2010, and any other applicable local anti-bribery or anti-corruption laws, as are in force from time to time (jointly “Anti-Bribery Laws”).
Section 14.12.    Waiver and Non-Exclusion of Remedies. The waiver by either Party of any right hereunder or the failure to perform or of a breach by the other Party will not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Laws or otherwise available, except as expressly set forth herein.
Section 14.13.    Further Assurances. Each Party will execute such additional documents as are necessary to effect the purposes of this Agreement.
Section 14.14.    No Third Party Rights. Except as provided in Article 13, a person who is not a party to this Agreement may not enforce or enjoy the benefit of any term of this Agreement under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding any term of this Agreement, no consent of any Third Party is required for any variation, amendment or waiver (including any release or compromise of any liability) or termination of this Agreement.
Section 14.15.    Equitable Relief. Nothing contained in this Agreement will deny any Party the right to seek injunctive or other equitable relief from a court of competent jurisdiction in the context of prospective irreparable harm.
Section 14.16.    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be signed or delivered by facsimile or electronically scanned signature page.

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IN WITNESS WHEREOF, the Parties have executed this Agreement to be effective as of the Effective Date.

ARES TRADING S.A.	MERSANA THERAPEUTICS, INC.
By: _/s/ Cedric Hyde___________	By: __/s/ Anna Protopapas________
Name:__ Cedric Hyde__________	Name:__ Anna Protopapas _______
Title:___Authorized Representative_	Title:___CEO_________________

By: __/s/ Willem De Weerd_____
Name:___ Willem De Weerd ____
Title:___Authorized Representative__